EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

K2 INC.

WOCA ACQUISITION LLC

WORTH, INC.

WORTH SHAREHOLDERS

AND

JUSTIN P. WILSON,

(as Company Agent)

Dated as of September 16, 2003

i

(Continued)

(Continued)

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Page
9.10	Rules of Construction	73

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Non-Competition Agreement

Exhibit B-1	Certificate of Merger

Exhibit B-2	Articles of Merger

Exhibit C	Form of Letter of Transmittal

Exhibit D	Form of Company Affiliate Letter

INDEX OF SCHEDULES

Section of Disclosure Letter	Description
Section 1.6(a)	Merger Consideration Percentage Allocations
Section 2.1(a)	Organization and Qualification; Subsidiaries; Investments
Section 2.1(c)	Other Interests
Section 2.2(a)	Authorized and Outstanding Capital Stock
Section 2.2(f)	Outstanding Debt Securities
Section 2.2(g)	Employee Bonus Arrangements
Section 2.3(f)	Consents, Waivers and Approvals
Section 2.4	Company Financial Statements
Section 2.5(a)	Indebtedness
Section 2.5(b)	Indebtedness
Section 2.6(b)	Certain Transactions
Section 2.6(c)	Capital Expenditures
Section 2.6(e)	Changes to Accounting Methods
Section 2.6(f)(i)	Non-Operating Assets
Section 2.6(f)(iii)	Shareholder Accounts
Section 2.6(g)	Changes in Material Contracts, Agreements or Licenses
Section 2.6(i)	Changes in Compensation or Benefits
Section 2.6(j)	Terminated Employees
Section 2.6(n)	Litigation
Section 2.6(o)	Intellectual Property Notices
Section 2.6(r)	Changes in Company’s Suppliers
Section 2.6(u)	Agreements with Affiliates
Section 2.7(b)(i)	Tax Return Matters
Section 2.7(b)(ii)	Certain Tax-Related Contingent Liabilities
Section 2.7(b)(iii)	Tax Claims and Audits
Section 2.7(b)(viii)	Tax Jurisdiction
Section 2.7(b)(ix)	Tax Statute of Limitations, Waivers and Extensions
Section 2.7(b)(xiv)	Company Capital Stock Repurchase Rights

v

Section of Disclosure Letter	Description
Section 2.7(b)(xv)	Joint Ventures and Equity Interest Elections
Section 2.7(b)(xvi)	Certain Investments
Section 2.8	Restrictions on Business Activities
Section 2.9(b)	Real Property
Section 2.9(b)(i)	Outstanding Real Property Contracts or Agreements
Section 2.9(b)(iv)	Damage to Real Property and Improvements
Section 2.9(b)(v)	Condemnation Proceedings
Section 2.9(d)	Operating Condition of Real and Personal Property
Section 2.10(b)	Company Intellectual Property
Section 2.10(d)	Intellectual Property Adverse Ownership Claims
Section 2.10(g)(i)	Intellectual Property Agreements
Section 2.10(g)(ii)	Intellectual Property License Agreements
Section 2.10(i)	Infringement by Third Parties
Section 2.11(a)	Material Contracts
Section 2.11(a)(v)	Certain Benefits Plans
Section 2.11(a)(vii)	Certain Leases
Section 2.11(b)	Breaches or Violations
Section 2.12	Interested Party Transactions
Section 2.13(a)	Company Authorizations
Section 2.13(b)	Non-Compliance with Company Authorizations
Section 2.14	Litigation
Section 2.15(a)	Accounts Receivable
Section 2.15(b)	Liens
Section 2.16(b)	Inventory
Section 2.16(c)	Specifications and Parameters
Section 2.16(d)	Customer Allowances
Section 2.18	Environmental Matters
Section 2.20(b)(i)	Company Plan and Employee Agreements
Section 2.20(b)(ii)	Employee Information
Section 2.20(b)(iii)	Employee Claims
Section 2.20(c)	Company Plan and Employee Agreements and Related Documents
Section 2.20(d)(viii)	Company Plan Audit
Section 2.20(e)	Self Insurance
Section 2.20(f)	Post-Employment Obligations
Section 2.20(l)	International Company Plans
Section 2.22	Warranty and Indemnity Claims and Warranty Obligations
Section 2.23	Insurance Policies
Section 2.25	Supplier and Customer Terminations
Section 2.27	Banks and Brokerage Accounts
Section 2.30	Off Balance Sheet Liabilities
Section 2.32	Affiliates
Section 2.34	Honduras Asset Purchase Agreement
Section 2.35	Form of Share Purchase Agreement

Section of Disclosure Letter	Description
Section 2.36	Third Party Expenses
Section 4.1	Business Conduct
Section 4.1(m)	Certain Severance Payments
Section 4.1(n)	Incentive Bonuses
Section 7.8(a)	Escrow Agreement

TABLE OF DEFINED TERMS

Term	Cross-Reference in Agreement	Page

8-K	Section 2.29(a)	40
Accounts Receivable	Section 2.15(a)	28
Agreement	Preamble	1
Ancillary Agreements	Section 2.3(a)	10
Applicable Law	Section 2.21	37
Articles of Merger	Section 1.3	3
ASA	Section 2.6(g)	14
ASA Indemnity Matters	Section 7.2(e)	63
ASA License Agreement	Section 2.6(g)	14
ASA Proceeding	Section 2.6(g)	14
Base Trading Period	Section 1.2	2
Base Trading Price	Section 1.2	2
Buyer Indemnified Parties	Section 7.2	61
Cash Consideration	Section 1.6(a)	3
Cash Percentage Allocation	Section 1.6(a)(ii)	4
Certificate of Merger	Section 1.3	2
Certificates	Section 1.8(a)	6
Certifying Organization	Section 2.13	27
Closing	Section 1.2	2
Closing Date	Section 1.2	2
COBRA	Section 2.20(a)(i)	31
Code	Recitals	1
Company	Preamble	1
Company Affiliates	Section 5.11(a)	53
Company Agent	Preamble	1
Company Authorizations	Section 2.13	27
Company Common Stock	Recitals	1
Company Intellectual Property	Section 2.10(a)	22
Company Material Adverse Effect	Section 2.1(b)	8
Company Options	Section 2.2(c)	9
Company Plan	Section 2.20(a)(ii)	31
Company Prepared Returns	Section 7.9(a)	69
Company Products	Section 2.6(q)	15
Company Representative	Section 4.2	48
Company Shareholder Approval	Section 5.1	49
Confidential Information	Section 5.3	50
Conflict	Section 2.3(e)(i)	11
Consent	Section 2.3(f)	11
Continued Employees	Section 5.14	54

Continued Employer	Section 5.14	54
Copyrights	Section 2.10(a)	22
CSV Life Insurance Policy	Section 2.6(f)	13
Current Balance Sheet	Section 2.4	12
DGCL	Section 1.1	2
Different ASA Standards	Section 7.2(e)	63
Disclosure Letter	Section 2.1(a)	8
DLLCA	Section 1.1	2
DOL	Section 2.20(c)(vi)	33
Effective Time	Section 1.3	3
Employee	Section 2.20(a)(iii)	31
Employee Agreement	Section 2.20(a)(iv)	31
Environmental Claim	Section 2.18(b)	30
Environmental Laws	Section 2.18(b)	30
ERISA	Section 2.20(a)(vi)	31
ERISA Affiliate	Section 2.20(a)(v)	31
Escrow Account	Section 1.7(a)	5
Escrow Agent	Section 7.8(a)	69
Escrow Agreement	Section 7.8(a)	69
Escrow Amount	Section 1.7(a)	5
Excluded Taxes	Section 7.2(c)	62
Existing ASA Standards	Section 7.2(e)	62
Financial Statements	Section 2.4	12
First Base Period Close Date	Section 1.2	2
FMLA	Section 2.20(a)(vii)	31
GAAP	Section 2.4	12
Governmental Entity	Section 2.3(f)	11
Hazardous Substance	Section 2.18(b)	30
Honduras Agreement	Section 2.34	41
Incentive Bonuses	Section 2.6(x)	16
Indemnified Party	Section 7.4(a)	64
Indemnitor	Section 7.4(a)	65
Inspection Documents	Section 5.15	55
Inspection Period	Section 5.15	55
Intellectual Property	Section 2.10(a)	22
International Company Plan	Section 2.20(a)(viii)	31
Investigations	Section 5.15	55
IP Assignments	Section 2.10(c)	23
IRS	Section 2.20(a)(ix)	31
Leases	Section 2.9(c)(i)	22
Liens	Section 2.2(b)	9
Losses	Section 7.2	61
Marks	Section 2.10(a)	22
Material Contracts	Section 2.11(a)	25
Merger	Recitals	1

Merger Consideration	Section 1.6	3
Merger LLC	Preamble	1
Minority Share Purchase Agreements	Section 2.35	41
Multiemployer Plan	Section 2.20(a)(x)	32
New ASA Standards	Section 2.16(c)	29
Non-Competition Agreement	Recitals	1
Non-Operating Assets	Section 2.6(f)	13
Non-Stock Consideration	Section 1.6(a)(v)	4
NYSE	Section 1.2	2
Operating Plan	Section 4.1	45
Other Interests	Section 2.1(c)	9
Parent	Preamble	1
Parent Common Stock	Recitals	1
Parent Financial Statements	Section 3.5	43
Parent Material Adverse Effect	Section 3.7(b)	44
Parent SEC Reports	Section 3.5	43
Patents	Section 2.10(a)	22
Pension Plan	Section 2.20(a)(xi)	32
Permitted Liens	Section 2.9(a)	20
Price Delay Notice	Section 1.2	2
Prospectus	Section 2.29(a)	40
Purchase Price	Section 1.6	3
Real Property	Section 2.9(b)	20
Requisite Consents	Section 2.11(b)	26
S-4	Section 2.29(a)	40
Seller Indemnified Parties	Section 7.3	64
Shareholder	Preamble	1
Shareholder Accounts	Section 2.6(f)	13
Shareholder Notes	Section 2.6(f)	13
Shareholders	Preamble	1
SOX	Section 3.7(c)	44
Stock Consideration	Section 1.6(a)	3
Stock Percentage Allocation	Section 1.6(a)(i)	4
Straddle Period	Section 7.2(c)(ii)	61
Subsidiaries	Section 2.1(a)	8
Subsidiary	Section 2.1(a)	8
Successful	Section 7.2	63
Supplement	Section 5.9(a)	52
Surviving Company	Section 1.1	2
Tax(es)	Section 2.7(a)(i)	16
Tax Return	Section 2.7(a)(ii)	17
TBCA	Section 1.1	2
Third Party Expenses	Section 2.36	42
Title Commitments	Section 2.9(a)	20
Trade Secrets	Section 2.10(a)	22

x

Transactions	Section 5.3	50
Treasury Regulations	Section 1.14	7
Value of Stock Consideration	Section 1.6(a)(v)	4
WARN Act	Section 2.20(b)(iii)	33
Warranty Obligations	Section 2.22(a)	37
Worth Honduras	Section 2.34	41
Year-End Bonuses	Section 2.6(x)	16

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the “Agreement”) is made and entered into as of September 16, 2003 by and among K2 Inc., a Delaware corporation (“Parent”), Woca Acquisition LLC, a Delaware limited liability company wholly-owned by Parent (“Merger LLC”), Worth, Inc., a Tennessee corporation (the “Company”), each of the shareholders of the Company (individually a “Shareholder” and collectively, the “Shareholders”) and Justin P. Wilson in his capacity as the agent of the Company (the “Company Agent”).

RECITALS

A. The Boards of Directors, or comparable governing body, of each of Parent, Merger LLC and the Company believe it is advisable and in the best interests of each of them and their respective stockholders and members (as applicable) that Parent acquire the Company through the statutory merger of the Company with and into Merger LLC (the “Merger”) and, in furtherance thereof, have approved the Merger, this Agreement and the transactions contemplated hereby.

B. Pursuant to the Merger, among other things, each issued and outstanding share of Company Class A voting common stock, no par value per share, and each issued and outstanding share of Class B non-voting common stock, no par value per share (collectively, the “Company Common Stock”), shall be converted into the right to receive an amount in cash and Parent common stock, par value $1.00 per share (“Parent Common Stock”), determined pursuant to Section 1.6, subject to Section 1.7 pursuant to which a portion of the cash and Parent Common Stock allocable to the holders of Company Common Stock pursuant to the Merger will be deposited into an escrow account.

C. In recognition of the consideration receivable pursuant to the Agreement and in connection with the disposition of all their shares of Company Common Stock in connection with the Merger, each of the Shareholders shall enter into a non-competition agreement with Parent substantially in the form attached as Exhibit A hereto (each, a “Non-Competition Agreement”) as of the Closing Date (as defined in Section 1.2 ).

D. For federal income tax purposes, it is intended that the Merger provided for herein shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing premises and the covenants, agreements, representations and warranties set forth herein, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time (as defined in Section 1.3) and upon the terms and subject to the conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (the “DGCL”), the Delaware Limited Liability Company Act (the “DLLCA”) and the Tennessee Business Corporation Act (the “TBCA”), the Company shall be merged with and into Merger LLC, the separate company existence of the Company shall cease, and Merger LLC shall continue as the company surviving the Merger and as a wholly-owned subsidiary of Parent. Merger LLC as the limited liability company surviving the Merger is sometimes referred to as the “Surviving Company.”

1.2 Closing. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the “Closing”) will take place at the offices of Gibson, Dunn & Crutcher LLP at 333 South Grand Street in Los Angeles, California as promptly as practicable following the satisfaction or valid waiver of the conditions set forth in Article VI (the parties agree to use all reasonable efforts to hold the Closing on September 16, 2003 or such other date as shall be agreed to at least two business days before such date, but in any case, no later than September 30, 2003) unless another place or time is agreed to in writing by Parent and the Company (the “Closing Date”); provided however, that if the average daily closing price per share of Parent Common Stock as reported on the New York Stock Exchange (“NYSE”) Composite Transactions reporting system for the ten (10) consecutive trading days ending on and including the final trading day preceding the Closing Date (the “Base Trading Price” and such period, the “Base Trading Period”) is 15% greater than or 15% less than the closing price of a share of Parent Common Stock on the 10th trading day of the Base Trading Period (the “First Base Period Close Date”), the Company, on the one hand, and Parent, on the other hand, shall be permitted to provide to the other party written notice not less than three (3) hours after the close of trading on the First Base Period Close Date (the “Price Delay Notice”) of a delay to the Closing, in which event, the Closing Date shall be the date selected by the party which has delivered the Price Delay Notice (provided, however, that if both parties deliver a Price Delay Notice, the Closing Date shall occur on the later of the two dates selected by the parties), but in no event later than the next succeeding business day on which the Base Trading Price (as recalculated for such new Closing Date) is no more than fifteen percent higher than, nor no more than fifteen percent less than the closing price of a share of Parent Common Stock on the 10th trading day of the Base Trading Period (as determined for such new Closing Date). Notwithstanding the foregoing, the Closing shall occur no later than the sixteenth day following the First Base Period Closing Date (or, if such sixteenth day is not a business day, the next succeeding business day).

1.3 Actions at the Closing. At the Closing: (a) Parent and Merger LLC shall deliver to the Company the various certificates, instruments and documents referenced in Section 6.2, (b) the Company shall deliver to Parent and Merger LLC the various certificates, instruments and documents referenced in Section 6.3, and (c) the parties hereto shall consummate the Merger (i) by filing the Certificate of Merger in the form attached as Exhibit B-1 hereto (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DLLCA and (ii) by filing the Articles of Merger in the form attached as Exhibit B-2 hereto (the “Articles of Merger”) with the Secretary of State of the State of Tennessee in accordance with the relevant provisions of the TBCA (the time of acceptance of such Articles of Merger by the Secretary of State of the State of Tennessee being referred to herein as the “Effective Time”).

1.4 Effect of the Merger. The effect of the Merger shall be as provided in the applicable provisions of the TBCA and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, by reason of the Merger, all the property, rights, privileges, powers and franchises of the Company and Merger LLC shall vest in the Surviving Company and all debts, liabilities, obligations and duties of the Company and Merger LLC shall become the debts, liabilities, obligations and duties of the Surviving Company.

1.5 Operating Agreement; Officers and Directors. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time:

(a) The Operating Agreement of Merger LLC shall be the Operating Agreement of the Surviving Company until amended in accordance with applicable law; and

(b) The officers and managers of Merger LLC at the Effective Time shall become the officers and managers of the Surviving Company, to serve as such until the death, resignation, removal or replacement of such persons as provided by law and the Operating Agreement of the Surviving Company.

1.6 Merger Consideration; Effect on Capital Stock. The aggregate consideration to be provided by Parent and Merger LLC for all the outstanding Company capital stock and rights to acquire Company capital stock of the Company shall be $28,054,602.26 (the “Purchase Price”), payable in cash and shares of Parent Common Stock as set forth herein (such cash and Parent Common Stock, the “Merger Consideration”). On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger LLC, the Company or any Shareholder, the following shall occur:

(a) Company Common Stock. At the Effective Time, the shares of Company Common Stock owned by the respective Shareholders, issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger LLC, the Company or the Shareholders, but subject to Section 1.7, be exchanged for and shall represent the right to receive (x) a number of fully paid and nonassessable shares of Parent Common Stock with respect to each Shareholder as set forth in Section 1.6(a) of the Disclosure Letter (as defined in Section 2.1) (the “Stock Consideration”) and (y) an amount of cash with respect to each Shareholder as set forth in Section 1.6(a) of the Disclosure Letter (the “Cash Consideration”). Unless the context otherwise requires, each reference in this Agreement to shares of Parent Common Stock shall include the associated preferred share rights to purchase shares of Parent Common Stock pursuant to Parent’s Rights Agreement dated as of July 1, 1999 between Parent and Harris Trust Company of California, as Rights Agent, which rights are not currently separable from the shares of Parent Common Stock and are currently not exercisable.

(i) The “StockPercentage Allocation” shall equal the percentage of the Merger Consideration elected to be received by each Shareholder in the form of Parent Common Stock as set forth in Section 1.6(a) of the Disclosure Letter.

(ii) The “CashPercentage Allocation” shall equal the percentage of the Merger Consideration elected to be received by each Shareholder in the form of cash as set forth in Section 1.6(a) of the Disclosure Letter

(iii) Each Shareholder hereby acknowledges and agrees that it has freely elected the respective Stock Percentage Allocation and Cash Percentage Allocation associated with his shares of Company Common Stock as set forth in Section 1.6(a) of the Disclosure Letter and hereby waives his right to object to or challenge such allocation. For each Shareholder, the sum of the Stock Percentage Allocation and the Cash Percentage Allocation shall equal 100%. No Shareholder shall be entitled to change its Stock Percentage Allocation and Cash Percentage Allocation without the written approval of Parent in its sole discretion.

(iv) At the Effective Time, each share of Company Common Stock held by the Company or in the treasury of the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger LLC or the Company, be canceled, retired and cease to exist, and no Stock Consideration, Cash Consideration or other consideration shall be delivered with respect thereto.

(v) Notwithstanding anything in this Article I to the contrary, if the product of (A) the number of shares of Parent Common Stock to be issued in the Merger in exchange for shares of Company Common Stock (other than shares of Parent Common Stock that are transferred into the Escrow Account) and (B) the closing price of Parent Common Stock as reported on the NYSE on the trading day completed on the Closing Date (such product referred to as “Value of Stock Consideration”) is less than 45% of the sum of the Value of Stock Consideration and the amount of Non-Stock Consideration (as defined below), then the amount of Cash Consideration to be paid in the Merger in exchange for shares of Company Common Stock shall be reduced and the number of shares of Parent Common Stock issued in the Merger in exchange for shares of Company Common Stock shall be increased pro-rata based on the Cash Consideration to which the Shareholder is otherwise entitled under this Agreement so as to cause such percentage to be equal to 45%. The additional shares of Parent Common Stock to be issued in lieu of cash pursuant to the preceding sentence shall be valued at the Base Trading Price. For purposes of this paragraph, the “Non-Stock Consideration” shall mean (a) any Cash Consideration paid pursuant to this Section 1.6(a) (other than cash that is transferred into the Escrow Account), (b) any cash paid in lieu of fractional shares pursuant to Section 1.6(e), (c) any cash or the fair market value of any property that is distributed (including the fair market value of the Non-Operating Assets), transferred, or paid by the Company to its shareholders and that satisfies the requirements set forth in Treasury Regulation Section 1.368-1(e)(1)(ii), and (d) any other cash (other than cash that is transferred into the Escrow Account) or property (other than shares of Parent Common Stock) that is transferred, paid or distributed by Parent (or any person related to Parent within the meaning of Treasury Regulation Section 1.368-1(e)(3)) to holders of Company Common Stock in exchange for shares of Company Common Stock in connection with the Merger.

(b) Merger LLC Membership Interest. Each membership interest of Merger LLC outstanding as of the Effective Time shall remain one validly issued, fully paid and non-assessable membership interest of the Surviving Company.

(c) Adjustments for Subsequent Changes. The number of shares of Parent Common Stock and the amount of cash payable with respect to the Company Common Stock pursuant to this Section 1.6 shall be equitably adjusted to reflect any stock split, reverse split, stock combination, stock dividend, reorganization, reclassification, recapitalization or other like change with respect to the Parent Common Stock or the Company Common Stock, as the case may be, which occurs after the date hereof and prior to the Effective Time.

(d) Fractional Shares. No fractional shares of Parent Common Stock shall be issued in connection with the Merger, no dividend or distribution shall be payable on or with respect to any such fractional share, and such fractional share interests shall not entitle any person to any rights as a stockholder of Parent by virtue thereof. Instead, each person to whom a fractional share otherwise would be issued shall (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such person) receive an amount in cash in lieu thereof equal to such fractional interest multiplied by the Base Trading Price. Any cash in lieu of fractional shares shall be paid to the respective Shareholder entitled thereto at the Closing or upon distribution of the Escrow Amount (as defined in Section 1.7).

1.7 Establishment of Escrow; Interest and Dividends.

(a) As soon as practicable after the Closing, Parent shall deposit into a general escrow account established pursuant to Article VII below (the “Escrow Account”) a portion of the Merger Consideration equal to (i) 10% of the total number of shares of Parent Common Stock issued pursuant to Section 1.6 otherwise payable in the Merger to all of the Shareholders, and (ii) $1,550,000 in cash (collectively, the “Escrow Amount”), which amounts shall reduce the Merger Consideration otherwise deliverable to Shareholders at the Closing. The allocation of Parent Common Stock and cash comprising each Shareholder’s portion of the Escrow Amount is set forth in Schedule 1.6(a) of the Disclosure Letter.

(b) Any interest accruing on the Escrow Amount shall not be held in the Escrow Account and shall not be available to pay Losses (as defined in Section 7.2), but shall be distributed to the Shareholders as provided in Article VII.

(c) Any change in the market value of Parent Common Stock shall accrue to the benefit or the detriment of the respective Shareholders on whose behalf such Parent Common Stock was deposited in the Escrow Account (to the extent earned or paid with respect to Parent Common Stock distributed to such Shareholders upon termination of the Escrow Account).

1.8 Exchange Procedures.

(a) Subject to Section 1.7(a), as promptly as practicable after the execution of this Agreement and prior to the Effective Time, Parent shall cause to be delivered to each holder of Company Common Stock (the instruments representing such Company Common Stock,

“Certificates”) (A) a letter of transmittal in the form attached as Exhibit C hereto and (B) instructions for using the letter of transmittal to effect the surrender of Certificates for cancellation in exchange for the Merger Consideration to which the holder is entitled (less any cash and Parent Common Stock deposited into the Escrow Account on behalf of such holder). Upon surrender of a Certificate to the Company for such purpose, together with a duly completed and validly executed letter of transmittal, the surrendering holder shall be entitled to receive the applicable Merger Consideration specified in Section 1.6 (subject to the escrow and claim for Losses provisions of Section 1.7 and Article VII). Until properly surrendered and cancelled, each outstanding Certificate representing Company capital stock prior to the Effective Time will be deemed to evidence only the right to receive the portion of the Merger Consideration payable in respect of each such share pursuant to the Merger from and after the Effective Time (subject to the escrow and claim for Losses provisions of Section 1.7 and Article VII).

(b) Notwithstanding anything to the contrary in this Article I, none of Parent, Merger LLC or the Surviving Company shall be liable to any holder of certificates formerly representing shares of Company capital stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.9 Dissenters and Appraisal Rights. The holders of Company Common Stock will not be entitled to dissenters and appraisal rights in accordance with Chapter 23 of the TBCA.

1.10 No Further Ownership Rights in Company Capital Stock. The Merger Consideration delivered to the Shareholders or deposited into the Escrow Account in accordance with the terms hereof shall be deemed to have been issued in full payment and satisfaction of all rights pertaining to the Company Common Stock. There shall be no further registration of transfers on the records of the Surviving Company of any shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If Certificates are presented to the Surviving Company for any reason after the Effective Time, such Certificates immediately shall be canceled and exchanged as provided in this Article I (subject to the escrow and claim for Losses provisions of Section 1.7 and Article VII).

1.11 Lost, Stolen or Destroyed Certificates. If any Certificates have been lost, stolen or destroyed, Parent shall pay such amount and issue such shares of Parent Common Stock (less any amounts deposited into the Escrow Account on behalf of the holder) as may be required pursuant to this Article I in exchange for such lost, stolen or destroyed Certificates promptly following receipt of an affidavit in a form satisfactory to Parent of that fact; provided, however, that Parent may, in its discretion and as a condition precedent to such payment or issuance require the owner of any such lost, stolen or destroyed Certificates to deliver a bond (at such owner’s sole cost and expense) in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent or the Surviving Company with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.12 Necessary Actions; Further Action. If any further action is necessary or desirable at any time after the Effective Time to carry out the purposes of this Agreement and to vest full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger LLC, or to vest Parent with a 100% ownership interest in the Surviving

Company, the officers and directors of the Surviving Company are fully authorized in the name of the Company and the Surviving Company or otherwise to take, and the Surviving Company shall cause such persons to take, all such lawful, necessary or desirable action so long as such action is not inconsistent with this Agreement.

1.13 Required Deductions and Withholding. Parent and the Surviving Company shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable to any Shareholder such amounts as may be required to be deducted or withheld therefrom under any provision of state, local or foreign tax law or pursuant to any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the person to whom such amounts would otherwise have been paid absent such deduction or withholding.

1.14 Tax Consequences. It is intended by the parties hereto that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code and that the parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations (the “Treasury Regulations”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

AND SHAREHOLDERS

The Company and the Shareholders hereby jointly and severally represent and warrant to Parent and Merger LLC as of the date hereof and as of the Closing Date (provided however, that the Shareholders shall severally, and not jointly, represent and warrant to Parent and Merger LLC with respect to the matters addressed in Sections 2.3(d), 2.3(g) and 2.29(b)), as follows:

2.1 Organization and Qualification; Subsidiaries; Investments.

(a) Section 2.1(a) of the disclosure letter supplied by Company to Parent (the “Disclosure Letter”) and dated as of the date hereof, sets forth, as of the date of this Agreement, a true and complete list of each person in which the Company owns, directly or indirectly, fifty percent or more of the voting interests or of which the Company otherwise has the right to direct the management (each, a “Subsidiary” and collectively, the “Subsidiaries”) together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock or other equity interests owned directly or indirectly by the Company. All outstanding shares of capital stock or other equity interests of each of the Subsidiaries (i) are duly authorized, validly issued, fully paid and nonassessable and (ii) except to the extent set forth in Section 2.1(a) of the Disclosure Letter, are owned by the Company free and clear of all Liens (as defined in Section 2.2(b)) or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or exercisable or convertible securities or other commitments, transactions, arrangements, understandings or agreements of any character relating to the issued or unissued capital stock, or other equity interests or other securities of any such Subsidiary, or otherwise obligating the Company or any such Subsidiary to issue, transfer, sell, purchase, repurchase, redeem or otherwise acquire any such securities. Each of the Company and the Subsidiaries is duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business. The Company has delivered to Parent’s counsel accurate and complete copies of the Articles of Incorporation and Bylaws or comparable governing documents, each as in full force and effect on the date hereof, of the Company and each Subsidiary. The Company has no operating Subsidiaries other than those incorporated in a state of the United States, except as disclosed in Section 2.1(a) of the Disclosure Letter. Each Subsidiary is wholly owned by the Company, except as disclosed in Section 2.1(a) of the Disclosure Letter.

(b) Each of the Company and the Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing does not, individually or in the aggregate, have a Company Material Adverse Effect. For purposes hereof, the term “Company Material Adverse Effect” means any circumstance involving, change in or effect on the Company or any Subsidiary (i) that is, or is reasonably likely in the future to be, materially adverse to the business operations, earnings, results of operations, assets or liabilities (including contingent liabilities) or the financial condition of the Company and the Subsidiaries, taken as a whole, excluding from the foregoing the effect, if any, of the compliance by the Company, Subsidiaries, Parent or Merger LLC with the terms and conditions of this Agreement, or (ii) that is reasonably likely to prevent or materially delay or impair the ability of the Company to consummate the transactions contemplated by this Agreement, other than (in the case of clauses(i) and (ii) above) events, changes, occurrences, effects, facts or circumstances affecting the industry in general, in which the Company and the Subsidiaries are engaged, general economic conditions or matters disclosed in the Disclosure Letter.

(c) Other Interests. Section 2.1(c) of the Disclosure Letter sets forth a true and complete list, as of the date hereof, of each equity investment made by the Company or any Subsidiary in any person (including the percentage ownership, purchase price and any management rights granted to the Company or any such Subsidiary) other than the Subsidiaries (“Other Interests”). The Other Interests are owned directly or indirectly by the Company free and clear of all Liens.

2.2 Company Capital Structure.

(a) Authorized and Outstanding Capital Stock. The authorized capital stock of the Company consists of 50,000 shares of Company Class A voting common stock, of which 8,092.333 shares are issued and outstanding, and 400,000 shares of Company Class B non-voting common stock, of which 153,754.327 shares are issued and outstanding. Section 2.2(a) of the Disclosure Letter lists each respective holder of Company Common Stock, including the number and type of shares held by each such holder and the state or jurisdiction or residence of the holder as listed in the Company’s records. Except as set forth above, there are no other outstanding shares of capital stock or voting securities of the Company (or rights to acquire the same).

(b) Status of Outstanding Capital Stock. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable, were not issued in violation of any preemptive or similar rights, and were issued in accordance with all applicable federal, state and foreign securities laws. All outstanding shares of Company Common Stock were issued, and are free and clear of all liens, charges, claims, security interests or other encumbrances of any sort (“Liens”), other than restrictions on transfer imposed by federal or state securities law, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which the Company or its assets or properties are or may be bound. The Company and the Shareholders are not a party to any oral or written agreement, arrangement or other commitment that directly or indirectly grants or creates any right of negotiation, right of first refusal, right of last offer or similar arrangement in connection with the Merger or the other transactions contemplated hereby. The Company is not a party to any arrangement, agreement or instrument pursuant to which the Company may elect to satisfy its obligations by issuing Company capital stock or other securities.

(c) Company Options. There are no outstanding options to purchase Company Capital Stock (“Company Options”) or oral or written agreements, arrangements or understandings to which the Company is a party requiring the Company to issue any Company Options or any securities or rights exercisable or exchangeable for, or convertible into, shares of Company Capital Stock or other securities.

(d) Company Warrants. There are no outstanding warrants or similar rights or securities exercisable to acquire capital stock or other securities of the Company or any Subsidiaries, nor is the Company nor any Subsidiary party to any agreement, arrangement or understanding pursuant to which the Company is or may be obligated to issue the same.

(e) No Other Derivative Securities or Rights. There are no oral or written options, warrants, puts, calls, rights, rights of first refusal, rights of negotiation, commitments, transactions, arrangements, understandings or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, purchase, repurchase or redeem, or cause to be issued, delivered, sold, purchased, repurchased or redeemed, any shares of Company capital stock or other securities or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, put, call, right, commitment, transaction, arrangement, understandings or agreement.

(f) No Outstanding Debt Securities. Except as set forth in Section 2.2(f) of the Disclosure Letter, the Company has no authorized or issued debt securities or other instruments of indebtedness outstanding.

(g) Employee Bonus Arrangements. Except as set forth in Section 2.2(g) of the Disclosure Letter, there are no oral or written arrangements, agreements or understandings pursuant to which the Company or any successor thereto is or may become obligated to make any compensatory, bonus, severance or other payments to past or current employees, consultants, agents or representatives of the Company.

2.3 Authority.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and any other agreements or instruments contemplated hereby to which the Company is or will be a party (collectively, the “Ancillary Agreements”), to observe and perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject only to the requisite approval of the Merger and this Agreement by the Shareholders. The execution and delivery of this Agreement and the Ancillary Agreements by the Company and the Shareholders, the observance and performance of the Company’s and the Shareholders’ obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company and the Shareholders, and no further or other action of the Company or its Board of Directors or the Shareholders is required with respect to the foregoing. The Company’s Board of Directors has unanimously approved the Merger, this Agreement and each Ancillary Agreement. This Agreement has been (and each Ancillary Agreement upon the execution and delivery thereof will be) duly and validly executed and delivered by the Company and the Shareholders, and each constitutes (or will constitute upon execution and delivery) a legal, valid and binding obligation of the Company and the Shareholders, enforceable against the Company and the Shareholders in accordance with its respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

(b) The Company Board, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of the Shareholders and (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger).

(c) The Company is not a party or subject to any agreement, arrangement or understanding and, to the Company’s best knowledge, there is no agreement, arrangement or understanding that restricts or relates to voting, giving of written consents, dividend rights or restrictions on transfer of any Company voting securities, including any voting trust or any valid and outstanding or irrevocable proxy agreement or arrangement.

(d) The Shareholders severally represent that (i) each of them has the full power and authority to execute and deliver this Agreement and the Ancillary Agreements, including, but not limited to, the Non-Competition Agreements, and (ii) none of them is a party or subject to any agreement, arrangement or understanding and, to the Shareholders’ best knowledge, there is no agreement, arrangement or understanding that restricts or relates to voting, giving of written consents, dividend rights or restrictions on transfer of any Company voting securities, including any voting trust or any valid and outstanding or irrevocable proxy agreement or arrangement.

(e) The execution and delivery of this Agreement and the Ancillary Agreements by the Company and the Shareholders do not, and the consummation of the transactions contemplated hereby and thereby will not:

(i) result in any conflict with, violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event or consequence, a “Conflict”) any provision of the Articles of Incorporation, Bylaws or similar organizational or governing documents of the Company;

(ii) result in a Conflict with any Material Agreement (in each case, subject to the Company obtaining all Requisite Consents (as defined below) relating to such Material Agreement); or

(iii) result in a Conflict with any license, judgment, order, decree or statute or any material rule, regulation, franchise, permit, ordinance, concession or other law, applicable to the Company or its properties or assets.

(f) No consent, waiver, approval, order or authorization of, or registration, declaration or filing (collectively, a “Consent”) with any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission (“Governmental Entity”) or any third party, with respect to the Company, that has not been obtained, is required in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby (including the assignment of all Material Contracts (as defined in Section 2.11(a)), Company Intellectual Property (as defined in Section 2.10) or other rights to the Surviving Company as of or prior to the Effective Time), except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the filing of the Articles of Merger with the Secretary of State of the State of Tennessee and (ii) the other consents, waivers, authorizations, filings, approvals and registrations which are set forth in Section 2.3(f) of the Disclosure Letter.

(g) The Shareholders severally represent that no Consent with any Governmental Entity or any third party, with respect to any Shareholder, that has not been obtained, is required in connection with the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

2.4 Company Financial Statements. Section 2.4 of the Disclosure Letter sets forth the Company’s audited consolidated balance sheet as of June 30, 2003 (the “Current Balance Sheet”), June 30, 2002 and June 30, 2001, the related audited consolidated statements of income, audited consolidated statements of cash flows and footnotes thereto for the twelve-month periods then ended (collectively, the “Financial Statements”). The Financial Statements are complete and correct in all material respects and have been prepared in accordance with United States

Generally Accepted Accounting Principals (“GAAP”) consistently applied for the periods indicated. The Financial Statements present fairly in all material respects the consolidated financial condition and operating results of the Company and its Subsidiaries as of the dates and during the periods indicated therein and the results of their operations and changes in financial position for the periods covered thereby, in each case in conformity with GAAP.

2.5 No Undisclosed Liabilities.

(a) Except as disclosed in Section 2.5(a) of the Disclosure Letter, the Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, in excess of $20,000 individually or $125,000 in the aggregate, whether accrued, absolute or contingent (whether or not required to be reflected in financial statements in accordance with GAAP) other than those that are reflected in the Financial Statements or that were incurred since June 30, 2003 in the ordinary course of business consistent with past practices.

(b) As of June 30, 2003, the Company had $13,103,408.00 of indebtedness outstanding, as determined in accordance with GAAP, as set forth in Section 2.5(b) of the Disclosure Letter. For purposes of this Section 2.5(b), “indebtedness” means all obligations of the Company (i) for borrowed money (including, but not limited to, credit facilities, short term notes, long term notes and letters of credit), (ii) for the deferred purchase price of goods or services (other than trade payables, open purchase orders or accruals incurred in the ordinary course of business), (iii) for indebtedness under capital leases and (iv) in the nature of guarantees of the obligations described in clauses(i) through (iii) above of any other person.

2.6 No Adverse Changes. Since June 30, 2003, the Company has conducted its business in the ordinary course and consistent with past practices and there has not been, occurred or arisen:

(a) any change, event or condition (whether or not covered by insurance) that has resulted in, or could reasonably be expected to result in, a Company Material Adverse Effect;

(b) except as disclosed in Schedule 2.6(b) of the Disclosure Letter, any acquisition, sale, lease, license or transfer of any material asset, property or right of the Company;

(c) except as set forth in Section 2.6(c) of the Disclosure Letter, any capital expenditure or commitment by the Company, in excess of $50,000 individually or $100,000 in the aggregate;

(d) any destruction of, damage to or loss of any material assets or properties (whether or not covered by insurance) or business or customer of the Company, whether or not covered by insurance;

(e) except as set forth in Section 2.6(e) of the Disclosure Letter, any change in the Company’s accounting methods or practices (including any change in depreciation or amortization policies or rates) or any restatement of financial statements or revaluation by the Company of any of its assets, properties or rights;

(f) except for (i) the distribution to the Shareholders or their designee prior to the Effective Time, as part of the plan of reorganization, of certain of the non-operating assets of the Company with a net book value of approximately $1,742,131 as of June 30, 2003 as set forth in Section 2.6(f)(i) of the Disclosure Letter (the “Non-Operating Assets”), which Non-Operating Assets shall be additional consideration from the Company to the Shareholders in exchange for their Company Common Stock; (ii) the payment of the principal and interest under those certain four notes dated December 31, 1999, having an original principal balance totaling $1,794,466.00, payable to the order of Justin P. Wilson as trustee f/b/o Elizabeth Gaither Parish u/t/a dated December 16, 1977 and f/b/o Elizabeth Gaither Parish u/t/a dated August 2, 1990 (collectively, the “Gai Parish Trusts”) with an aggregate current outstanding principal of $1,256,126.20 (collectively, the “Shareholder Notes”), (iii) payments of principal and interest owed by the Company relating to (A) the accounts payable to CRJ Enterprises in the amount of $10,577.98, (B) the accounts payable to Charles L. Parish in the amount of $16,090.53, (C) the accounts payable to Robert M. Parish in the amount of $20,879.72, (D) the accounts payable to John L. Parish, Jr. in the amount of $221,913.88, and (E) the accounts payable to EDPAR Associates in the amount of $5,433.64, all specifically identified in Section 2.6(f)(iii) of the Disclosure Letter (collectively, the “Shareholder Accounts”) and the payment for and transfer of the CSV Life Insurance Policy in the amount of $203,419.98 as of June 30, 2003, by and to John Parish, Sr. (the “CSV Life Insurance Policy”) identified in Section 2.6(f)(iii) of the Disclosure Letter, (iv) the acquisition of all of the assets and certain of the specified liabilities of Worth Honduras (as defined in Section 2.34) pursuant to the Honduras Agreement (as defined in Section 2.34), and (v) the purchase of the equity interests in any of the Subsidiaries pursuant to the Minority Share Purchase Agreement (as defined in Section 2.35), any declaration, setting aside, or payment of a dividend or other distribution with respect to the securities of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its capital stock or other securities or any other payment to any current or former Shareholder or any of their respective affiliates, other than share repurchases as a result of termination of employees in accordance with the terms of any Company Plans or written employment agreements other than payables due in the ordinary course of business consistent with past practices to any Shareholder of the Company solely in his capacity as an employee of the Company;

(g) except (i) as set forth in Section 2.6(g) of the Disclosure Letter or (ii) as otherwise expressly consented to by Parent in writing, the execution and delivery of any Material Contract) by the Company or any Subsidiary, or any amendment or termination of, or violation or default under, any Material Contract, agreement or license to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or its assets or properties are or may be bound, provided however, that nothing in this subsection shall restrict the Company’s ability to amend the Company’s License Agreement (the “ASA License Agreement”) with the Amateur Softball Association of America (“ASA”) in connection with a Successful (as defined in Section 7.8(b)) resolution of the Company’s action currently pending in the United States District Court for the Western District of Oklahoma against the ASA (the “ASA Proceeding”);

(h) any amendment or change to the Articles of Incorporation, Bylaws or other organizational or governing documents of the Company or any Subsidiary;

(i) except as set forth in Section 2.6(i) of the Disclosure Letter, any increase in or modification of the compensation or benefits payable or to become payable by the Company or any Subsidiary to any of its respective directors, employees, consultants or advisors, or any declaration, payment or commitment or obligation to pay any bonus or other additional salary or compensation (including equity) to any such person;

(j) any claim of wrongful discharge or other unlawful labor practice or action or, to the Company’s knowledge, any union organizing activities (Section 2.6(j) of the Disclosure Letter includes a list of all employees who have been terminated by the Company or any Subsidiary since June 30, 2002, and the general reason for termination);

(k) any change of any Tax (as defined in Section 2.7) election or settlement or compromise of any Tax liability;

(l) any loan by the Company to any person (other than the advancement or reimbursement of business expenses to employees in immaterial amounts in the normal course of business), or the incurrence by the Company of any indebtedness, the guarantee by Company or any Subsidiary of any indebtedness, issuance or sale of any debt securities of the Company or any agreement to guarantee or act as a surety with respect to any payment obligations or debt securities of any other party;

(m) any waiver or release of any material right or claim of or in favor of the Company other than in the ordinary course of business, including any write-off or other compromise of any account receivable of, or debt owed to, the Company or any compromise or settlement of any claim, litigation or other cause of action brought by the Company against any third party;

(n) except as set forth in Section 2.6(n) of the Disclosure Letter, any commencement or notice or, to the best knowledge of Company, any threat of the commencement of any lawsuit or proceeding against or investigation of the Company or its business or affairs except with respect to which the Company has reasonably adequate insurance;

(o) except as set forth in Section 2.6(o) of the Disclosure Letter, any notice of any claim of ownership by a third party of the Company Intellectual Property or any allegations that the Company is infringing or has infringed upon any third party’s Intellectual Property Rights;

(p) any issuance or sale by the Company of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

(q) any loss of any distributor which generated sales in excess of $50,000 in the fiscal year ended June 30, 2003, or any notice by any such distributor of its intention to terminate or materially change its volume of any products, offerings or services manufactured or sold by the Company (collectively, the “Company Products”);

(r) except as set forth in Section 2.6(r) of the Disclosure Letter, any loss of any material supplier to the Company or any material adverse change in the relationship with such supplier;

(s) any loss of any customer which generated sales in excess of $50,000 in the fiscal year ended June 30, 2003 or any notice by any such customer of its intention to terminate or materially change its volume of purchases of Company Products;

(t) any injunction issued prohibiting the Company from selling any products in any jurisdiction;

(u) except as set forth in Section 2.6(u) of the Disclosure Letter, any agreements or transactions with any affiliates of the Company;

(v) incurrence, performance or payment or other discharge of any obligation or liability (absolute or contingent), except for current obligations and liabilities incurred in the ordinary course of business consistent with past practices;

(w) grant or amendment of any existing agreement to provide severance or termination pay, or provision of such pay, to any director or officer or to any other employee, consultant or contractor, or any adoption of any new severance, termination, indemnification or other agreement the benefits of which are contingent upon the occurrence of a transaction involving the Company, including the Merger;

(x) except for (i) the payment of year-end bonuses and incentive compensation to salaried employees and salesmen (other than key management) in the ordinary course of business consistent with past practices in an aggregate amount not to exceed $179,018.00 (the “Year-End Bonuses”) and (ii) the payment of additional incentive payments to employees of the Company (other than Shareholders) in an aggregate amount not to exceed $486,750.00 (the “Incentive Bonuses”), the adoption of, or amendment to, any Company Plan or employment contract, the payment or agreement to pay any special bonus or special remuneration to any director, officer or employee or consultant, or fringe benefits, including rights to severance or indemnification of its directors, officers, employees or consultants or the modification of any existing compensation or equity arrangements with such individuals, or, other than in the ordinary course of business and consistent with past practices, the increase of salaries or wage scale;

(y) any material changes in its customary method of operations including marketing, selling and pricing policies (including payment terms) and maintenance of business premises, fixtures, furniture and equipment;

(z) any investments other than in certificates of deposit or short-term commercial paper, except in the ordinary course of business; or

(aa) any negotiation or agreement by the Company to do any of the foregoing (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

2.7 Tax and Other Returns and Reports.

(a) Definitions. For purposes of this Agreement:

(i) “Tax” (including “Taxes”) means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any liability for the payment of amounts described in clauses(A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and

(ii) “Tax Return” means any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.

(b) Tax and Other Returns and Reports.

(i) Except as set forth in Section 2.7(b)(i) of the Disclosure Letter, (A) the Company and its Subsidiaries have timely filed all income Tax Returns and all other material Tax Returns that they are required to have filed, (B) all Tax Returns filed by the Company and its Subsidiaries were true, correct and complete in all material respects, and (C) the Company and its Subsidiaries have timely paid all Taxes that have become due and payable (whether or not shown on a Tax Return) and have adequately reserved in the Financial Statement in accordance with GAAP for all Taxes (whether or not shown on any Tax Return) that have accrued but are not yet due or payable as of the dates thereof. No federal income Tax Return that was filed by the Company or its Subsidiaries contains, or was required to contain (in order to avoid a penalty, and determined without regard to the effect of post-filing disclosure), a disclosure statement under Section 6662 of the Code. The Company has provided to Parent, or otherwise made available, copies of all Tax Returns filed by the Company and the Subsidiaries for the past 5 years. . Except as set forth in Section 2.7(b)(i) of the Disclosure Letter, the Company and its Subsidiaries have complied in all material respects with all applicable laws relating to intercompany transactions and transfer pricing.

(ii) Except as set forth in Section 2.7(b)(ii) of the Disclosure Letter, the Company and its Subsidiaries have no present or contingent liability for Taxes, other than Taxes reflected on the Financial Statements or incurred in the ordinary course of business since the date of the Current Balance Sheet in amounts consistent with prior years adjusted to reflect changes in operating results of the Company and its Subsidiaries. Except as set forth in Section 2.7(b)(ii) of the Disclosure Letter, the Company does not know of any basis for the assertion by a taxing authority of a material Tax deficiency against the Company or any Subsidiary.

(iii) Except as set forth in Section 2.7(b)(iii) of the Disclosure Letter, no claim for assessment or collection of Taxes is presently being asserted against the Company or any of its Subsidiaries, there is no presently pending audit, examination, refund claim, litigation, proceeding, proposed adjustment or matter in controversy with respect to any Taxes of or with respect to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has knowledge that any such action or proceeding is being contemplated. Section 2.7(b)(iii) of the Disclosure Letter sets forth all claims for Taxes that have been asserted against the Company or any of its Subsidiaries with respect to any period commencing on or after January 1, 1998. Neither the Company nor any of its Subsidiaries is a party to or bound by any closing or other agreement with any Governmental Entity with respect to Taxes.

(iv) Neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(v) Neither the Company nor any of its Subsidiaries has been a member of any affiliated group filing a consolidated federal income Tax Return or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes (other than a group the common parent of which has at all times been the Company) or has any liability for the Taxes of any other person (other than an entity that is a member of the consolidated group of corporations that has at all times had the Company as its common parent) under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(vi) Neither the Company nor any of its Subsidiaries has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method, and the Company has no knowledge that the Internal Revenue Service has proposed any such adjustment or a change in any accounting method used by the Company or any of its Subsidiaries. The Company and its Subsidiaries use the accrual method of accounting for federal income tax purposes. Neither the Company nor any of its Subsidiaries has taken any action inconsistent with its practices in prior years that would have the effect of deferring a liability for Taxes from a period prior to the Effective Time to a period following the Effective Time.

(vii) None of the assets of the Company or any Subsidiary (A) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (B) is property which is required to be treated as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code; or (C) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(viii) Section 2.7(b)(viii) of the Disclosure Letter sets forth, with respect to the Company and each of its Subsidiaries, whether such entity is engaged in business, has a permanent establishment (as defined in an applicable tax treaty between the United States and such other jurisdiction) or is otherwise subject to Tax in a jurisdiction other than the United States, and identifies such jurisdiction with respect to each such entity.

(ix) Except as set forth in Section 2.7(b)(ix) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is subject to any waiver or extension of the statute of limitations applicable to the assessment or collection of any Tax. Except as disclosed in Section 2.7(b)(ix) of the Disclosure Letter, no power of attorney or similar grant of authority is in place with respect to the Tax matters of the Company or any of its Subsidiaries.

(x) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of the Company or any of its Subsidiaries, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(xi) Neither the Company nor any of its Subsidiaries has in effect an election under prior Section 341(f) of the Code.

(xii) There are no Tax Liens on any assets of the Company or any of its Subsidiaries, other than Liens for Taxes not yet due and payable.

(xiii) Neither the Company nor any of its Subsidiaries has distributed stock of another person, or has had its stock distributed by another person, in a transaction purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(xiv) Except as disclosed in Section 2.7(b)(xiv) of the Disclosure Letter, no shares of Company capital stock are subject to repurchase rights of the Company or other restrictions by the Company.

(xv) Except as set forth in Section 2.7(b)(xv) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes. Section 2.7(b)(xv) of the Disclosure Letter sets forth all elections pursuant to Treas. Reg. § 301.7701-3 that have been made by business entities in which the Company or any Subsidiary owns an equity interest.

(xvi) Except as set forth in Section 2.7(b)(xvi) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is, has been, or has owned (whether directly or indirectly) an interest in, a passive foreign investment company within the meaning of Section 1297 of the Code. No Subsidiary that is not a United States person (as defined in the Code) (x) has engaged (or been treated as engaged) in the conduct of a trade or business within the United States or (y) has had an investment in “United States property” within the meaning of Section 956(c) of the Code. Neither the Company nor any of its Subsidiaries is, or at any time has been, impacted by (A) the dual consolidated loss provisions of the Section 1503(d) of the Code, (B) the overall foreign loss provisions of Section 904(f) of the Code or (C) the recharacterization provisions of Section 952(c)(2) of the Code.

(xvii) Any amount owed by the Company to any of its current or former stockholders qualifies as indebtedness for federal income tax purposes. No amount owed by the Company to its current or former shareholders has been or will be forgiven, canceled, or contributed to the capital of the Company during the period ending at the Effective Time and beginning with the commencement of negotiations (whether formal or informal) with Company in contemplation of the acquisition of the Company by Parent or in contemplation of the Merger.

(xviii) To the Company’s knowledge, the fair market value of the Non-Operating Assets does not exceed $1,920,000.

(xix) No Subsidiary of the Company is insolvent. Neither the Company nor any Subsidiary has, or will as of the Closing Date have, any deferred gain or loss arising from deferred intercompany transactions, within the meaning of Treasury Regulation Section 1.1502- 13 or 1.1502.13T.

2.8 Restrictions on Business Activities. Except as disclosed in Section 2.8 of the Disclosure Letter, there is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or reasonably could be expected to have the effect of materially prohibiting or impairing any business practice or activities of the Company (or the Surviving Company after the Merger), any lease, licenses or acquisition of any assets or property (tangible or intangible) by the Company (or the Surviving Company after the Merger) or the conduct of the business as conducted and proposed to be conducted by the Company (or the Surviving Company after the Merger).

2.9 Title to Properties; Absence of Liens and Encumbrances.

(a) The Company and its Subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected on the Financial Statements, or, in the case of leased properties and assets, valid leasehold interests in such properties and assets, in each case free and clear of all Liens except for: (i) Liens reflected on the Financial Statements, (ii) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or materially impair the use of, such property as it is presently used, (iii) Liens for current Taxes, assessments or governmental charges or levies on property not yet delinquent or which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created, (iv) mechanic’s, materialmen’s and other laborer’s Liens arising in the ordinary course of business or by operation of law which are being contested in good faith and for which appropriate reserves in accordance with GAAP have been created and (v) matters reflected on Schedule B of Lawyers Title Insurance Corporation title commitments 55457, 55458 and 55459, all dated September 16, 2003 (the “Title Commitments”) (collectively, “Permitted Liens”).

(b) Section 2.9(b) of the Disclosure Letter sets forth a true, complete and correct list of all real property owned or leased by the Company or any of its Subsidiaries (the

“Real Property”). With respect to the Real Property owned by the Company and/or any of its Subsidiaries:

(i) Except as set forth in Section 2.9(b)(i) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any outstanding contract or agreement providing for or requiring it to convey its interest in such Real Property (or any portion thereof) to any other person or entity, and except for any Permitted Lien no other person or entity has any beneficial or equitable right, title or interest in any of the Real Property (or any portion thereof).

(ii) None of the Company, any of its Subsidiaries or any other person or entity in occupancy of or involved with the operation or use of any of the Real Property has committed any act or omission affording the federal government or any state or local government the right of forfeiture as against the Real Property (or any portion thereof).

(iii) No person or entity has any option to purchase the Real Property (or any portion thereof or any interest therein).

(iv) Except as set forth in Section 2.9(b)(iv) of the Disclosure Letter, none of the Real Property or the improvements located thereon have been damaged by fire, water, wind or other cause of loss, or any such damage has been fully restored.

(v) Except as set forth in Section 2.9(b)(v) of the Disclosure Letter, none of the Real Property or improvements located thereon (or any portion thereof) have been taken in condemnation or other similar proceeding and, to the best of the Company’s knowledge, no condemnation or similar proceeding is pending, threatened or known to be contemplated for the partial or total condemnation or taking of any of the Real Property or improvements located thereon.

(vi) The Real Property (other than the Non-Operating Assets), taken as a whole, has adequate rights of access to public ways and is served by adequate water, sewer, sanitary sewer and storm drain facilities for the Company’s current use.

(vii) Each parcel of the Real Property consists of a single tax lot or multiple tax lots. No portion of said tax lot or lots covers other property and no portion of said tax lot or lots lies in any other tax lot. Each parcel of the Real Property consists of one or more legally subdivided lots.

(viii) All parties furnishing labor and materials with respect to the Real Property have been paid in full and there are no mechanics’, laborers’ or materialmen’s Liens outstanding for work, labor or materials affecting the Real Property, except those mechanics’, laborers’ or materialmen’s Liens which constitute Permitted Liens.

(ix) The use of the Real Property (other than the Non-Operating Assets) and all improvements located thereon, taken as a whole, complies with all applicable laws, zoning and subdivision ordinances, rules, regulations, covenants and restrictions affecting or otherwise relating to the ownership, construction, occupancy, use or operation of the Real

Property and improvements located thereon in all material respects, and neither the Company nor any of its Subsidiaries have received any written notice of any violation of any of the foregoing in the five years prior to the date of this Agreement.

(x) The Company has provided complete copies of the Company’s existing ALTA policies, if any, for each parcel of Real Property owned by the Company.

(xi) The Company shall own the Real Property (other than the Non-Operating Assets) at the Closing free and clear of any and all Liens other than Permitted Liens.

(c) With respect to the Real Property leased by the Company and/or its Subsidiaries:

(i) True, correct and complete copies of each of the written leases for such Real Property (the “Leases”) have been delivered to Parent in connection herewith;

(ii) To the best of the Company’s knowledge, no material default has occurred and is continuing under the Leases and neither the Company nor any of its Subsidiaries have received any written notice of default or termination from the landlord or any other party under any of the Leases; and

(iii) The Leases were entered into in the ordinary course of business, are in full force and effect and are enforceable against all parties thereto in accordance with their terms.

(d) Except as disclosed in Section 2.9(d) of the Disclosure Letter, the facilities, improvements to real property and equipment with a fair market value of greater than $20,000 owned by the Company or any of its Subsidiaries, are in a satisfactory state of maintenance and repair and in satisfactory operating condition (subject to normal wear and tear) for the purposes for which they are presently used.

(e) All equipment or other personal property leased by the Company or any of its Subsidiaries is in satisfactory operating condition (subject to normal wear and tear) so that it may be returned to its owner at the expiration of the lease without any further material obligation on the part of the Company or any of its Subsidiaries.

2.10 Intellectual Property.

(a) Certain Definitions. As used herein, the term “Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights and applications (including intent to use applications) to register any of the foregoing and registrations therefor (collectively, “Marks”); (ii) patents and patent applications, including continuation, divisional, continuation-in-part, reexamination and reissue patent applications and any patents issuing therefrom, and rights in respect of utility models or industrial designs (collectively, “Patents”); (iii) copyrights and registrations and applications therefor (collectively, “Copyrights”); (iv) non-public know-how, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, technical data, specifications, research and development information, technology and product roadmaps, data bases and other proprietary or confidential information, including customer lists, but excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”) and (v) moral rights, publicity rights and any other proprietary, intellectual or industrial property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights, or Trade Secrets. “Company Intellectual Property” means all Marks, Patents, Copyrights, Trade Secrets and other intellectual property owned by the Company or any Subsidiary that is used in or related to the business as currently conducted and as reasonably anticipated to be conducted in the future by the Company or any Subsidiary.

(b) Company Intellectual Property. Section 2.10(b) of the Disclosure Letter sets forth an accurate and complete list, as of the date hereof, of all (i) Marks, (ii) Patents, and (iii) registered Copyrights, included in the Company Intellectual Property.

(c) Actions to Protect Intellectual Property. Each of the Company and the Subsidiaries has taken commercially reasonable steps to protect its rights in the Company Intellectual Property and maintain the confidentiality of the Company Trade Secrets, including, but not limited to, obtaining assignments of all Intellectual Property from all of the employees of the Company and any consultants or other third parties who were or are involved in or associated with the creation or development of any Intellectual Property (collectively, the “IP Assignments”). Neither the Company nor any Subsidiary has disclosed, nor is the Company or any Subsidiary under any contractual or other obligation to disclose, to another person any of its Trade Secrets, except pursuant to an enforceable confidentiality agreement or undertaking, and, to the best knowledge of the Company, no person has materially breached any such agreement or undertaking.

(d) Adverse Ownership Claims. Except as set forth in Section 2.10(d) of the Disclosure Letter, the Company owns exclusively all right, title and interest in and to all of the Company Intellectual Property free and clear of any and all liens, encumbrances or other adverse ownership claims (other than licenses granted by the Company or a Subsidiary to another person in the ordinary course of business listed under Section 2.10(g)), and neither the Company nor any Subsidiary has received any notice or claim challenging the Company’s or any Subsidiary’s ownership of the Company Intellectual Property or suggesting that any other person has any claim of legal or beneficial ownership with respect thereto, nor to the best knowledge of the Company or any Subsidiary is there a reasonable basis for any claim that the Company or any Subsidiary does not so own or license any of such Company Intellectual Property.

(e) Validity and Enforceability. To the knowledge of the Company, the Company’s rights in the Intellectual Property are valid, enforceable and subsisting. Neither the Company nor any Subsidiary has received any notice or claim challenging the validity or enforceability of any of the Company Intellectual Property or indicating an intention on the part of any person to bring a claim that any of the Company Intellectual Property is invalid or unenforceable, nor to the best knowledge of the Company or any Subsidiary is there a reasonable basis for any claim that the Company Intellectual Property is either invalid or unenforceable.

(f) Status and Maintenance of Company Intellectual Property. When in the Company’s best interest, all material Company Intellectual Property has been registered, obtained or developed in accordance with all applicable legal requirements (including, in the case of the Company’s Marks, the timely post-registration filing of affidavits of use and incontestability and renewal applications). The Company has timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to all of the material Company Intellectual Property.

(g) License Agreements. Section 2.10(g)(i) of the Disclosure Letter sets forth a complete and accurate list of all agreements currently in effect granting to the Company or any Subsidiary any right under or with respect to any Intellectual Property other than standard desktop software applications used generally in the Company or any Subsidiary’s operations. Section 2.10(g)(ii) of the Disclosure Letter sets forth a complete and accurate list of all license agreements currently in effect under which the Company or any Subsidiary licenses or grants any other rights under any Company Intellectual Property to another person, excluding non-exclusive internal use licenses granted by the Company or any Subsidiary to end user customers that have purchased or licensed products.

(h) Sufficiency of the Company Intellectual Property. The Company Intellectual Property and material set forth in Section 2.10(g)(i) and Section 2.10(g)(ii) of the Disclosure Letter constitute all the Intellectual Property rights used in or necessary for the conduct of the Company’s and Subsidiaries’ businesses as they are currently conducted and reasonably anticipated to be conducted in the future.

(i) No Infringement by the Company or Third Parties; No Violations. To the knowledge of the Company, none of the material products, processes, services, or other technology or materials, or any Intellectual Property currently used, or otherwise commercially exploited by or for the Company or any Subsidiary, nor any other current activities or operations of the Company or any Subsidiary, infringes upon, misappropriates, violates, dilutes or constitutes the unauthorized use of, any Intellectual Property of any third party, and neither the Company nor any Subsidiary has received any notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring, nor, to the best knowledge of the Company or any Subsidiary, is there any reasonable basis therefor. No Company Intellectual Property is subject to any outstanding order, judgment, decree, or stipulation restricting the use thereof by the Company or any Subsidiary or, in the case of any Company Intellectual Property licensed to others, restricting the sale, transfer, assignment or licensing thereof by the Company or such Subsidiary to any person. Other than as set forth in Section 2.10(i) of the Disclosure Letter, to the Company’s and Subsidiaries’ best knowledge, no third party is misappropriating, infringing, diluting or violating in any material respect any Company Intellectual Property.

(j) Restrictions on Employees. To the Company’s and Subsidiaries’ best knowledge, no employee or independent contractor of the Company or any Subsidiary is obligated under any agreement or subject to any judgment, decree or order of any court or administrative agency, or any other restriction that would or may materially interfere with such employee or contractor carrying out his or her duties for the Company or any Subsidiary, or that would materially conflict with the Company’s or Subsidiaries’ businesses as presently conducted and proposed to be conducted.

2.11 Agreements, Contracts and Commitments.

(a) Section 2.11(a) of the Disclosure Letter sets forth all contracts that are material to the business or operations of the Company or any Subsidiary or which by their terms seek to limit or define those activities in which the Company or any Subsidiary is permitted or required to engage or which require any consent, approval or waiver by the other parties thereto in connection with this Agreement, any Ancillary Agreement, or the consummation of the transactions contemplated hereby or thereby (collectively, together with any agreements disclosed in Section 2.11(a) of the Disclosure Letter in response to the next sentence, the “Material Contracts”). Except as set forth in Section 2.11(a) of the Disclosure Letter, the Company or any Subsidiary does not have, is not a party to nor is it bound by any of the following types of Material Contracts:

(i) any collective bargaining agreements;

(ii) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations;

(iii) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements;

(iv) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization;

(v) except as set forth in Section 2.11(a)(v) of the Disclosure Letter, any agreement or plan (including, any stock option plan, stock appreciation rights plan or stock purchase plan) with respect to benefits any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Ancillary Agreements or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated hereby or thereby;

(vi) any fidelity or surety bond or completion bond;

(vii) except as set forth in Section 2.11(a)(vii) of the Disclosure Letter, any lease of real or personal property having a value individually in excess of $50,000;

(viii) any agreement of indemnification, guaranty or suretyship;

(ix) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person;

(x) any agreement, contract or commitment relating to current or future capital expenditures or involving future payments individually in excess of $50,000;

(xi) any agreement, arrangement, right, contract or commitment relating to the disposition or acquisition of assets, properties or any interest in any business enterprise outside the ordinary course of the Company’s business;

(xii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties or instruments of surety referred to in subparagraph (vi) above;

(xiii) any purchase order or contract for the purchase of raw materials or the provision of services involving $100,000 or more, other than purchases in the ordinary course of business;

(xiv) any construction contracts;

(xv) any distribution, joint marketing, licensing or development agreement;

(xvi) any agreement under which the Company’s products must satisfy any product standards or performance specifications or under which the Company has the right to include any logos, trademark, certification or similar endorsement of any third party organization on its products; or

(xvii) any other agreement, contract or commitment that involves or could result in payments to or by the Company of $100,000 or more or is not cancelable by the Company without penalty within one hundred eighty (180) days.

(b) Except for such alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, all as noted in Section 2.11(b) of the Disclosure Letter, the Company has not since June 30, 2003 breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Material Contract. Each Material Contract is in full force and effect and is not subject to any default thereunder of which the Company has knowledge by any party obligated to the Company pursuant thereto. The Company will use commercially reasonable efforts to obtain prior to the Effective Time, all necessary consents, waivers and approvals of parties to any and all contracts and agreements as are required in connection with the Merger and the other transactions contemplated hereby and by the Ancillary Agreements in order to avoid any breach or default thereunder or the loss of any material rights thereunder, including all such consents, approvals or waivers necessary to validly transfer and assign all such contracts and agreements to the Surviving Company (the “Requisite Consents”).

2.12 Interested Party Transactions. Except as disclosed in Section 2.12 of the Disclosure Letter, no officer, director, employee or Shareholder (nor, to the best knowledge of such person, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has an interest), has any direct or indirect interest in: (i) any entity which furnished or sold, or furnishes or sells, services or products that the Company or any Subsidiary furnishes or sells, or proposes to furnish or sell, or (ii) any entity that purchases from or sells or furnishes any goods or services to the Company or any Subsidiary, or (iii) any Material Contract; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “interest in any entity” for purposes of this Section 2.12. The Company or any Subsidiary is not indebted to any officer, director, employee or Shareholder (except for amounts due pursuant to written employment agreements and reimbursement of immaterial business expenses), and no such person is indebted to the Company or any Subsidiary.

2.13 Company Authorizations.

(a) Section 2.13(a) of the Disclosure Letter lists each consent, license, permit, approval, grant or other authorization issued to the Company or any Subsidiary by a Governmental Entity or any other organization or governing body that governs or regulates the Company or any Subsidiary and/or the Company Products (a “Certifying Organization”) (i) pursuant to which the Company or any Subsidiary currently operates or holds any interest in any of its assets or properties or (ii) which is required or convenient for the operation of its business (including the design, development, manufacture, sale, promotion, export, import, distribution or provision of the Company Products) or the holding of any such interest (collectively, “Company Authorizations”).

(b) All Company Authorizations are in full force and effect in all material respects and constitute all Company Authorizations required to permit the Company (or the Surviving Company after the Merger) to operate or conduct the business substantially as currently conducted and proposed to be conducted or to hold any interest in the Company’s assets or properties. The Company or any Subsidiary has complied in all material respects with all terms and conditions of the Company Authorizations, and the same will not be subject to suspension, modification, revocation or non-renewal as a result of this Agreement, any Ancillary Agreement, or the transactions contemplated hereby or thereby. Except as set forth in Section 2.13(b) of the Disclosure Letter, the Company and each Subsidiary has taken adequate and sufficient measures to ensure that its employees, consultants, agents and representatives have complied in all material respects with the requirements of all Company Authorizations and the Company and each Subsidiary is not aware of any current violation or prior violation within the past three years of any Company Authorization.

2.14 Litigation. Except as set forth in Section 2.14 of the Disclosure Letter, there is no action, suit, claim, proceeding or arbitration or, to the Company’s knowledge, investigation of any nature pending or to the Company’s knowledge threatened by, against or involving the Company, its Subsidiaries, officers, directors, employees, Shareholders or agents in their capacity as such, nor, to the best knowledge of the Company, are there any facts or circumstances which give rise to any material action, suit, claim, proceeding or arbitration. Except as set forth in Section 2.14 of the Disclosure Letter, none of the matters identified in Section 2.14 of the Disclosure Letter will, if adversely determined, have a Material Adverse Effect on the Company. Except as set forth in Section 2.14 of the Disclosure Letter, during the past three years, no Governmental Entity or Certifying Organization has challenged the legal right of the Company to design, develop, promote, sell, license, manufacture, import, export, use, distribute or provide any Company Products. There is no outstanding or, to the knowledge of the Company, threatened, investigation, judgment, award, injunction, order, or consent or similar decree of any court, Governmental Entity, Certifying Organization or arbitration tribunal against the Company, any Subsidiary, any Shareholder in his capacity as such, or any of the Company’s assets.

2.15 Accounts Receivable.

(a) Section 2.15(a) of the Disclosure Letter sets forth a list of all accounts receivable of the Company and each Subsidiary by Customer as of June 30, 2003 (“Accounts Receivable”), along with a range of days elapsed since invoice.

(b) All Accounts Receivable of Company and each Subsidiary arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, net of reserves created in accordance with GAAP consistent with past practices, and are based on bona fide transactions entered into in the ordinary course of business. All sales are final and not subject to any rights of return other than the Company’s or any Subsidiary’s standard warranty. No person has given the Company or any Subsidiary notice of any disputes regarding, and except as set forth in Section 2.15(b) of the Company Disclosure Letter, no person has any Lien on, any such Accounts Receivable and no request or agreement for material deduction or discount has been made with respect to any such Accounts Receivable, and to the Company’s best knowledge is there any reasonable basis therefor.

2.16 Inventory.

(a) Other than inventory listed in Section 2.16(b) of the Disclosure Letter, the inventory reflected in the Financial Statements and the Current Balance Sheet or thereafter acquired (through the date hereof and up to the Closing Date as applicable) has been determined and valued in accordance with GAAP in all material respects applied on a consistent basis as reflected in the Financial Statements and the Company’s books and records at the lower of cost or market in accordance with the Company’s past practices.

(b) Except as set forth in Section 2.16(b) of the Disclosure Letter: (i) the Company’s or any Subsidiary’s inventory (whether raw materials, work-in-process, or other inventory) is of first quality usable or salable in the ordinary course of business, except for slow moving, obsolete or damaged inventory for which reserves or write downs, which are adequate in all material respects, have been made on the Financial Statements or, with respect to the period after the date of the Financial Statements, reserves or write downs, which are adequate in all material respects, have been established on the books and records of the Company or any Subsidiary in the ordinary course of business consistent with past practices; (ii) the Company’s or any Subsidiary’s finished goods inventories consists of items which are good and merchantable (as defined in the Uniform Commercial Code of the State of Tennessee, Section 47-2-314 of the

Tennessee Code Annotated) at normal mark-up (such mark-up being subject to adjustment) in the ordinary course of business, except for slow moving, obsolete or damaged inventory for which reserves or write downs, which are adequate in all material respects, have been made on the Financial Statements; and (iii) previously sold inventory is not subject to refunds materially in excess of that historically experienced by the Company.

(c) Except as set forth in Section 2.16(c) of the Disclosure Letter, and except with respect to the bats which as of January 1, 2004, may not conform to the new ASA standards for softball bats adopted by the ASA on June 30, 2003 that are at issue in the ASA Proceeding (the “New ASA Standards”) if such standards are not amended or deferred, all of the Company’s inventories conform to all applicable design specifications or industry standards by any Certifying Organization. All commitments or orders for work-in-process were entered into in the ordinary course of business consistent with the parameters of the Operating Plan (as defined in Section 4.1).

(d) Section 2.16(d) of the Disclosure Letter sets forth the material terms of all return, markdown, promotion, co-op advertising and other similar programs or allowances currently offered generally by the Company to any customer of the Company.

2.17 Minute Books. The minute books of the Company made available to Parent are the only minute books of Company and contain a reasonably accurate summary of all meetings of directors (or committees thereof) and shareholders and include copies of all board and shareholder actions by written consent from the past five years.

2.18 Environmental Matters.

(a) Except as set forth in Section 2.18 of the Disclosure Letter, (i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no action, claim, suit, proceeding or review or, to the best knowledge of the Company, investigation is pending or, to the best knowledge of the Company or any Subsidiary, threatened by any person against, the Company or any Subsidiary with respect to any matters relating to or arising out of any Environmental Law; (ii) the Company and any Subsidiary are, and for the past seven years have been, in material compliance with all Environmental Laws, which compliance includes the possession by the Company and any Subsidiary of all material permits required under applicable Environmental Laws and material compliance with the terms and conditions thereof, and the Company and any Subsidiary reasonably believe that each of them will, without the incurrence of any material expense, timely attain and maintain material compliance with all Environmental Laws applicable to any of their current operations or properties or to any of their planned operations; (iii) there has been no disposal, release or threatened release of any Hazardous Substance by the Company or any Subsidiary in violation of Environmental Laws on, under, in, from or about any property currently or formerly owned or operated by the Company or any Subsidiary, or otherwise related to the operations of the Company or any Subsidiary, that has resulted or could reasonably be expected to result in any Environmental Claim against the Company or any Subsidiary or any third party property; (iv) neither the Company nor any Subsidiary has entered into or agreed to or is subject to any consent decree, order or settlement or other agreement in any judicial, administrative, arbitral or other similar forum relating to its other similar forum relating to its compliance with or liability under any Environmental Law; (v) neither the Company nor any Subsidiary has assumed or retained by contract any liabilities of any kind, fixed or contingent, known or unknown, under any applicable Environmental Law (including, but not limited to, any liability from the disposition of any of its real property); (vi) the Company has not exposed any employee or third party to any Hazardous Substance or condition which has subjected or may subject the Company to material liability under any Environmental Law; (vii) no underground storage tanks, polychlorinated biphenyls or a material amount of asbestos-containing material have ever been located on the Company property or properties currently or formerly owned, leased or operated by the Company during the Company’s ownership, lease or operations on the property, nor to the Company’s best knowledge, prior to the Company’s ownership, lease or operations on the property, (viii) the Company has delivered to Buyer copies of all environmental assessments, audits, studies and other environmental reports in its possession or reasonably available to it relating to the Company or any of its current or former properties or operations; or (ix) the Company is not required to make any material capital or other expenditure to comply with any Environmental Law nor is there any reasonable basis on which any Governmental Entity could take action that would require such capital or other expenditure.

(b) For purposes of this Agreement, the term “Environmental Laws” means all applicable federal, state, local and foreign statutes, laws, binding judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits and governmental agreements relating to human health and the environment, including, but not limited to, Hazardous Substances; and the term “Hazardous Substance” means all substances, materials or wastes that are listed, classified or regulated pursuant to any Environmental Law including, but not limited to, (i) petroleum, asbestos or polychlorinated biphenyls and (ii) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5; and the term “Environmental Claim” means any claim, violation, or liability, by any person relating to liability or potential liability (including liability or potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Substance at any location and any exposure of persons to such Hazardous Substance at any location, (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Laws or permits, or (iii) otherwise relating to obligations or liabilities under any Environmental Law.

2.19 Brokers’ and Finders’ Fees. Neither the Company nor any Subsidiary has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby.

2.20 Employee Benefit Plans.

(a) Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

(i) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and codified in Section 4980B of the Code and Section 601 et.seq. of ERISA;

(ii) “Company Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained within the five past years, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee (as defined below), or with respect to which Company or any ERISA Affiliate has or may have any liability obligation, including all International Company Plan;

(iii) “Employee” means any current, former, or retired employee, officer, consultant or director of the Company or any ERISA Affiliate;

(iv) “Employee Agreement” means each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement, contract or understanding between the Company or any ERISA Affiliate and any Employee;

(v) “ERISA Affiliate” means each Subsidiary of the Company and any other person under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c) or (m) of the Code and the regulations thereunder;

(vi) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

(vii) “FMLA” means the Family Medical Leave Act of 1993, as amended;

(viii) “International Company Plan” means each Company Plan that has been adopted or maintained by the Company or any ERISA Affiliate, whether informally or formally, or with respect to which the Company or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services for the Company outside the United States;

(ix) “IRS” means the Internal Revenue Service;

(x) “Multiemployer Plan” means any Pension Plan (as defined below) which is a “multiemployer plan” (as defined in Section 3(37) of ERISA); and

(xi) “Pension Plan” means each Company Plan, which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b) Company Plan and Employee Agreements.

(i) Section 2.20(b)(i) of the Disclosure Letter contains an accurate and complete list of each Company Plan and each Employee Agreement. Neither the Company nor any ERISA Affiliate has any plan or commitment, whether legally binding or not, to establish any new Company Plan or Employee Agreement, to modify any Company Plan or Employee Agreement (except to the extent required by law or to conform any such Company Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Plan or Employee Agreement. All employees of the Company are employed at will.

(ii) Section 2.20(b)(ii) of the Disclosure Letter sets forth, individually and by category, the name of each officer, significant employee and consultant, together with such person’s position or function, annual base salary or wage and any incentive, severance or bonus arrangements with respect to such person. Except as described in Section 2.20(b)(ii) of the Disclosure Letter, entering into this Agreement and the Ancillary Agreements or completing the transactions contemplated hereby and thereby will not result in any payment or increased payment becoming due from the Company to any current or former officer, director, or employee of, or consultant to, the Company, and to the best knowledge of the Company no employee of the Company has made any threat, or otherwise revealed an intent, to terminate such employee’s relationship with the Company for any reason, including because of the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements. Except as disclosed in Section 2.20(b)(ii) of the Disclosure Letter, the Company is not a party to any agreement for the provision of labor from any outside agency. Since the Company’s date of incorporation, there have been no claims by employees of such outside agencies, if any, with regard to employees assigned to work for the Company, and no claims by any governmental agency with regard to such employees.

(iii) Except as disclosed in Section 2.20(b)(iii) of the Disclosure Letter, there are no federal or state claims based on sex, sexual or other harassment, age, disability, race or other discrimination or common law claims, including claims of wrongful termination, by any employees of the Company or by any of the employees performing work for the Company but provided by an outside employment agency, and there are no facts or circumstances known to the Company that could reasonably be expected to give rise to such complaint or claim. The Company has complied in all material respects with all laws related to the employment of employees and in the five years prior to the date of this Agreement, the Company has not received any notice of any claim that it has not complied in any material respect with any Laws relating to the employment of employees, including without limitation, any provisions thereof relating to wages, hours, collective bargaining, the payment of Social Security and similar taxes, equal employment opportunity, employment discrimination, the Worker Adjustment and Retraining Notification Act (the “WARN Act”), employee safety, or that it is liable for any arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing.

(iv) The Company has no written policies and/or employee handbooks or manuals except those for which true and correct copies have been provided to Parent.

(c) Documents. The Company has provided (prior to the Closing Date) to Parent correct and complete copies of the following items, all of which are listed in Section 2.20(c) of the Disclosure Letter:

(i) all documents embodying or relating to each Company Plan and each Employee Agreement, including all amendments thereto and written interpretations thereof and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Plan;

(ii) the most recent annual actuarial valuations, if any, prepared for each Company Plan;

(iii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Plan or related trust;

(iv) if a Company Plan is funded, the most recent annual and periodic accounting of such Company Plan assets;

(v) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Company Plan;

(vi) all current IRS determination, opinion, notification and advisory letters and rulings relating to each Company Plan and copies of all pending applications and related correspondence to or from the IRS or the Department of Labor (“DOL”) with respect to any Company Plan;

(vii) all communications that are currently in effect that are material to any Employee or Employees relating to any Company Plan and any proposed Company Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company;

(viii) all correspondence within the five years prior to the date of this Agreement to or from any Governmental Entity relating to any Company Plan other than matters related to Section 2.20(c)(vi);

(ix) all current COBRA forms and related notices (or such forms and notices as required under comparable law); and

(x) the three (3) most recent plan years discrimination tests, if any, for each Company Plan; and (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses, if any, prepared in connection with each Company Plan.

(d) Company Plan Compliance.

(i) Except for failures that can be corrected under the Employee Plans Compliance Resolution System described in IRS Rev. Proc. 2003-44, 2003-25 I.R.B. (6/23/2003), and the actual payments to such Company Plan or the Internal Revenue Service for the correction of which would be less than $10,000 (exclusive of any and all third party fees or expenses payable in connection with such correction), the Company and its ERISA Affiliates have performed in all material respects all obligations required to be performed by them under, are not in default or violation of, and have no knowledge of any default or violation by any other party to each Company Plan;

(ii) Each Company Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code;

(iii) Any Company Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (A) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (B) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation;

(iv) Except for failures that can be corrected under the Employee Plan Compliance Resolution System described in IRS Rev. Proc. 2003-44, 2003-25 I.R.B. (6/23/2003), and the payments for the correction of which would be less than $10,000 (exclusive of any and all third party fees or expenses payable in connection with such correction), for each Company Plan that is intended to be qualified under Section 401(a) of the Code there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status;

(v) The Company has not participated in and, to the knowledge of the Company, no other fiduciary has engaged in a “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Plan;

(vi) There are no actions, suits or claims pending, or, to the best knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Plan or against the assets of any Company Plan;

(vii) Each Company Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its ERISA Affiliates (other than ordinary administration expenses and vesting of benefits as required by law);

(viii) Except as set forth in Section 2.20(d)(viii) of the Disclosure Letter, there are no audits, inquiries or proceedings pending or, to the best knowledge of the Company or any ERISA Affiliates, threatened by the IRS or DOL, or any other Governmental Entity with respect to any Company Plan;

(ix) Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code; and

(x) The Company and each ERISA Affiliate have timely made all contributions and other material payments required by and due under the terms of each Company Plan.

(e) No Pension or Welfare Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to:

(i) Any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code;

(ii) Any Multiemployer Plan;

(iii) Any “multiple employer plan” as defined in ERISA or the Code; or

(iv) Any “funded welfare plan” within the meaning of Section 419 of the Code.

Except as set forth in Section 2.20(e) of the Disclosure Letter, no Company Plan provides health benefits that are not fully insured through an insurance contract.

(f) No Post-Employment Obligations. Except as set forth in Section 2.20(f) of the Disclosure Letter, no Company Plan provides, or reflects or represents any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any ERISA Affiliate has represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

(g) Health Care Compliance. Neither the Company nor any ERISA Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

(h) Past Acquisitions. Neither the Company nor any ERISA Affiliate is currently obligated to provide an Employee with any compensation or benefits pursuant to an agreement (e.g., an acquisition agreement) with a former employer of such Employee.

(i) Effect of Transaction.

(i) Except for the termination of any Company Plan outstanding at the Effective Time in accordance with its terms or pursuant to written agreements or arrangements providing for such cancellation, the execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(ii) No payment or benefit which will or may be made by the Company, its ERISA Affiliates or Parent or any of its respective affiliates with respect to any Employee will be characterized as an “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

(j) Employment Matters. The Company (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker’s compensation policy or long-term disability policy. Neither the Company nor any ERISA Affiliate has any liability with respect to any misclassification of any person as an independent contractor rather than as an employee; no employee leased from another employer is or has been a “leased employee” within the meaning of Section 414(n) of the Code.

(k) Labor. No work stoppage or labor strike against the Company or an ERISA Affiliate is pending, threatened or reasonably anticipated. The Company is not involved in or, to the best knowledge of the Company, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in material liability to Company. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not currently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to its Employees and no collective bargaining agreement or union contract is being negotiated by the Company. Neither the Company nor any of its Subsidiaries have incurred any material liability or material obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law which remains unsatisfied

(l) International Company Plan. Except as disclosed in Section 2.20(l) of the Disclosure Letter, neither the Company nor any ERISA Affiliate currently has, nor has it ever had, the obligation to maintain, establish, sponsor, participate in, or contribute to any International Company Plan.

2.21 Compliance with Laws. The Company and each Subsidiary has materially complied with, is not in material violation of, and has not received any notices of violation with respect to, any applicable federal, state or local statute, law, ordinance, rule or regulation, domestic or foreign (“Applicable Law”). In particular, the Company and each Subsidiary is in compliance in all material respects with all Applicable Laws with respect to the design, development, promotion, sale, license, manufacture, import, export, use, distribution or provision of the Company Products. Neither the Company nor any Subsidiary has received any written communication during the past three years from any Governmental Entity that alleges that it is or was not in compliance with any Applicable Law. The Company and each Subsidiary has taken adequate and sufficient measures to ensure that its agents have complied with all Applicable Laws in all material respects with respect to the design, development, promotion, sale, license, manufacture, import, export, use, distribution or provision of the Company Products and the Company and any Subsidiary is not aware of any material violation since inception by any of its current or former agents of such Applicable Laws.

2.22 Warranties; Indemnities. There are no material warranty or indemnity claims pending or, to the best knowledge of the Company, threatened against the Company or any Subsidiary. Section 2.22 of the Disclosure Letter sets forth:

(a) a list of all forms of written warranties, guarantees and written warranty policies of the Company and each Subsidiary in respect of any of the Company Products which are currently in effect (the “Warranty Obligations”), and the duration of each such Warranty Obligation;

(b) each of the Warranty Obligations which is currently subject to any dispute or, to the best knowledge of the Company, any threatened dispute; and

(c) the experience of the Company and each Subsidiary with respect to warranties, returns, guarantees and warranty policies of or relating to the Company Products since June 30, 2002.

True and correct copies of the Warranty Obligations have been delivered to Parent prior to the execution of this Agreement. There have not been any material deviations from the Warranty Obligations, and salespersons, employees and agents of the Company are not authorized to undertake obligations to any customer or other person in excess of such Warranty Obligations. Since June 30, 2003, the Company has no reason to believe that there will be any material change to the experience of the Company with respect to warranties, returns, guarantees and warranty policies of or relating to the Company Products. Except as set forth in Section 2.22 of the Disclosure Letter, all products manufactured, designed, licensed, leased, rented or sold by the Company are and were free from material defects in construction and design and satisfy in all material respects, when manufactured, leased, rented or sold by the Company, the written requirements therefor set forth in any and all contracts, agreements, purchase orders or other specifications related thereto, including any standards or specifications promulgated by the ASA and any other Certifying Organizations; provided, however, that no representation or warranty is made with respect to changes to any product resulting from the handling, treatment or storage of such product after delivery by the Company.

2.23 Insurance. All insurance policies of the Company and each Subsidiary are listed in Section 2.23 of the Disclosure Letter. The Company believes that the insurance set forth on the Disclosure Letter provides the types and amounts of average necessary for a business such as the Company’s or any Subsidiary’s. There is no material claim pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid and the Company and its Subsidiaries are otherwise in compliance with the terms of such policies in all material respects. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies, or that any underwriter or carrier would not renew each such policy on substantially comparable terms as currently in effect.

2.24 Foreign Corrupt Practices Act. Neither the Company nor any Subsidiary, nor to the best knowledge of the Company, any agent, employee or other person associated with or acting on behalf of the Company or any Subsidiary has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

2.25 Suppliers and Customers. The documents and information supplied by the Company or any Subsidiary to Parent or any of its representatives in connection with this Agreement with respect to relationships and volumes of business done with its significant suppliers, distributors and customers are accurate in all material respects. Except as set forth in Section 2.25 of the Disclosure Letter, during the last twelve (12) months, neither the Company nor any Subsidiary has received any notice of termination or written threat of termination from any of the ten (10) largest suppliers or the ten (10) largest customers of the Company and its Subsidiaries, taken as a whole, or any information that any such customer, distributor or supplier intends to materially decrease the amount of business that it does with the Company or any Subsidiary.

2.26 Export Control Laws. The Company and any Subsidiary has conducted its export transactions at all times in strict compliance with applicable provisions of all export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing, the Company represents and warrants that:

(a) the Company has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States;

(b) the Company is in compliance with the terms of all applicable export licenses or other approvals;

(c) There are no pending or, to the Company’s best knowledge, threatened claims against the Company with respect to such export licenses or other approvals;

(d) To the Company’s best knowledge, there are no actions, conditions or circumstances pertaining to the Company’s export transactions that may give rise to any future claims; and

(e) No consents or approvals for the transfer of export licenses are required with respect to the transactions contemplated by this Agreement or such consents and approvals can be obtained expeditiously without material cost.

2.27 Banks and Brokerage Accounts. Section 2.27 of the Disclosure Letter sets forth:

(a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company and any Subsidiary has an account or safety deposit box or maintains a banking, custodial, trading or other similar relationship;

(b) a true and complete list and description of each such account, safety deposit box and relationship, indicating in each case the account number, the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto and the current balances in such accounts or safety deposit boxes; and

(c) a list of each debenture, note, and other evidence of indebtedness, stock, security (including rights to purchase and derivative securities or rights), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company            , the legal name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

2.28 Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” or other or similar anti-takeover statutes or regulations enacted or promulgated under federal, state or foreign law is applicable with respect to the Company in connection with the Merger or any other transaction contemplated by this Agreement or the Ancillary Agreements.

2.29 Information Supplied.

(a) None of the written information supplied or to be supplied by the Company or any Subsidiary specifically for inclusion or incorporation by reference in (i) any post-effective amendment to be filed by Parent with the SEC to amend the registration statement on Form S-4 (SEC file no. 333-60448 currently on file with the SEC (the “S-4”)) in connection with the issuance of the Stock Consideration will, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any Current Report on Form 8-K to be filed with the SEC by Parent in connection with the issuance of the Stock Consideration (the “8-K”) will, at the time the 8-K is filed under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any prospectus and any supplements thereto will, at the date mailed to Shareholders and at the time such prospectus and any supplements thereto (each, a “Prospectus”) will be used to sell the Stock Consideration, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by Parent or Merger LLC or any other source which is contained in or omitted from any of the foregoing documents or which is incorporated by reference therein.

(b) Each of the Shareholders severally represents that none of the written information supplied or to be supplied by any of the Shareholders specifically for inclusion or incorporation by reference in (i) any post-effective amendment to be filed by Parent with the SEC to amend the S-4 in connection with the issuance of the Stock Consideration will, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any 8-K will, at the time the 8-K is filed under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any Prospectus will, at the date mailed to Shareholders and at the time such prospectus and any supplements thereto will be used to sell the Stock Consideration, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. Each Shareholder acknowledges receipt of a copy of the Prospectus currently on file as a part of the S-4 at the time of commencement of negotiations with respect to the Merger on or about July 9, 2003.

2.30 Off Balance Sheet Liabilities. Section 2.30 of the Disclosure Letter sets forth a true, complete and correct list, as of the date hereof, of all material transactions, arrangements and other relationships between and/or among the Company, any of its affiliates, and any special purpose or limited purpose entity beneficially owned by or formed at the direction of the Company or any of its affiliates that are not reflected in the Company’s Financial Statements.

2.31 Tax Treatment. Neither the Company, any Subsidiary, any Shareholder nor, to the best knowledge of the Company, any of the Company’s affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

2.32 Affiliates. Except for the directors and executive officers of the Company and the Shareholders listed in Section 2.32 of the Disclosure Letter, there are no persons who, to the knowledge of the Company, may be deemed to be affiliates of the Company under Rule 145 of the Securities Act.

2.33 Distribution of Non-Operating Assets. None of the Non-Operating Assets are necessary for the operation of the business of the Company or its Subsidiaries as presently conducted or proposed to be conducted in the Operating Plan.

2.34 Purchase of Assets of Worth Honduras, S.A. The Company has entered into an Asset Purchase Agreement (the “Honduras Agreement”) with Worth Honduras, S.A., a Honduran corporation owned directly by the Shareholders (“Worth Honduras”), in the form attached to Section 2.34 of the Disclosure Letter, whereby the Company shall acquire all of the assets and certain of the specified liabilities of Worth Honduras prior to the Effective Time. The acquisition of all of the assets of Worth Honduras pursuant to the Honduras Agreement, will not violate in any material respects any laws of Honduras or the United States, including, but not limited to, any applicable bulk sales laws. At the Effective Time, Worth will hold the specified assets of Worth Honduras acquired pursuant to the Honduras Agreement free and clear of all Liens.

2.35 Acquisition of Minority Interests. The Company has entered into Share Purchase Agreements (the “Minority Share Purchase Agreements”) with each and every person or entity (other than the Company) that holds an equity interest in any of the Subsidiaries, in the form attached to Section 2.35 of the Disclosure Letter, whereby the Company shall acquire all of the equity interests of all of the Subsidiaries not currently owned by the Company prior to the Effective Time. At the Effective Time, Worth will own all of the equity interests of all of the Subsidiaries free and clear of all Liens.

2.36 Fees and Expenses. Section 2.36 of the Disclosure Letter sets forth a reasonable estimate of all fees and expenses of the Company incurred in connection with the Merger, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (“Third Party Expenses “) expected to be incurred by the Company (specifically excluding therefrom any fees and expenses of the Shareholders) in negotiating, documenting, executing and effectuating the terms and conditions of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER LLC

Parent and Merger LLC represent and warrant to the Company as follows:

3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the

State of Delaware. Each of Parent and Merger LLC has the corporate power to own its properties and to carry on its business as now conducted and is duly qualified to do business and is in good standing in its jurisdiction of incorporation and in each jurisdiction in which it is required to be so qualified.

3.2 Authority. Parent and Merger LLC have all requisite corporate or similar power and authority to enter into this Agreement and any Ancillary Agreements to which Parent or Merger LLC is a party, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or similar action on the part of Parent and Merger LLC. This Agreement and each Ancillary Agreement have been duly executed and delivered by Parent and Merger LLC, as applicable, and constitute the valid and binding obligations of Parent and Merger LLC, as applicable, enforceable against such respective parties in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3 No Conflicts. The execution and delivery by Parent and Merger LLC of this Agreement and the Ancillary Agreements to which it is a party do not, and the observance and performance by such parties of their respective obligations under this Agreement and the Ancillary Agreements to which they are a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Parent or similar organizational documents of Merger LLC; or

(b) conflict with or result in a violation or breach of, or constitute an event of default under, any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Merger LLC or their respective properties or assets; or

(c) require Parent or Merger LLC to obtain any consent, approval or action of, or make any filing with or give any notice to any person as a result of the terms of, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the filing of the Articles of Merger with the Secretary of State of the State of Tennessee.

3.4 Investment Advisors. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of Parent or Merger LLC.

3.5 SEC Reports; Financial Statements. Parent has filed all required forms, reports and documents with the SEC since January 1, 1999 (“Parent SEC Reports”), and each of such

Parent SEC Reports complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as applicable, in each case as in effect on the dates such forms reports and documents were filed. None of the Parent SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a Parent SEC Report filed subsequently and prior to the date hereof. Each of the consolidated financial statements (including, in each case, any related notes and schedules thereto) contained in the Parent SEC Reports (the “Parent Financial Statements”) have been prepared in all material respects in accordance with GAAP consistently applied and maintained throughout the periods indicated, except where noted therein, and fairly present in all material respects the consolidated financial condition of Parent and its subsidiaries at their respective dates and the results of their operations and changes in financial position for the periods covered thereby, in each case in conformity with GAAP (subject to, in each case, normal year-end adjustments and except that unaudited financial statements do not contain all footnotes required for audited financial statements).

3.6 Tax Treatment. Neither Parent nor, to the best knowledge of Parent, any of its affiliates, has taken or agreed to take action that would prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

3.7 Compliance with Law.

(a) Parent and Merger LLC have materially complied with, are not in material violation of, and have not received any notices of material violation with respect to, any Applicable Law.

(b) For purposes hereof, the term “Parent Material Adverse Effect” means any circumstance involving, change in or effect on Parent or any subsidiary of Parent (i) that is, or is reasonably likely in the future to be, materially adverse to the business operations, earnings, results of operations, assets or liabilities (including contingent liabilities) or the financial condition of Parent and the subsidiaries of Parent, taken as a whole, excluding from the foregoing the effect, if any, of the compliance by Parent, Merger LLC or the Company with the terms and conditions of this Agreement, or (ii) that is reasonably likely to prevent or materially delay or impair the ability of Parent or Merger LLC to consummate the transactions contemplated by this Agreement, other than (in the case of clauses (i) and (ii) above) events, changes, occurrences, effects, facts or circumstances affecting the industry in general in which the Company and the Subsidiaries are engaged, general economic conditions, changes in law occurring prior to the date hereof or matters disclosed in Parent’s SEC Reports filed on or before the date of this Agreement.

(c) Each of Parent, its directors and its senior financial officers has consulted with Parent’s independent auditors and with Parent’s outside counsel with respect to, and (to the extent applicable to Parent) is familiar in all material respects with all of the requirements of, the Sarbanes-Oxley Act of 2002 (“SOX”). Parent is in compliance with the provisions of SOX applicable to it as of the date hereof and has implemented such programs and has taken reasonable steps, upon the advice of Parent’s independent auditors and outside counsel, respectively, to ensure Parent’s future compliance (not later than the relevant statutory and regulatory deadlines therefore) with all provisions of SOX which shall become applicable to Parent after the date hereof.

3.8 No Adverse Changes. Since June 30, 2003, except as disclosed in Parent SEC Reports filed on or before the date of this Agreement, the Parent has conducted its business in the ordinary course and consistent with past practices and there has not been, occurred or arisen:

(a) any change, event or condition (whether or not covered by insurance) that has resulted in, or could reasonably be expected to result in, a Parent Material Adverse Effect;

(b) any change in Parent’s accounting methods or practices (including any change in depreciation or amortization policies or rates) except as required under GAAP or any rule or regulation of the Securities and Exchange Commission or any restatement of financial statements or revaluation by the Company of any of its assets, properties or rights; or

(c) any declaration, setting aside, or payment of a dividend or other distribution with respect to the securities of Parent, or any direct or indirect redemption, purchase or other acquisition by Parent of any of its capital stock or other securities, other than share repurchases as a result of termination of employees in accordance with the terms of any Company Plans or written employment agreements.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 8.1 and the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing or except as otherwise disclosed in Section 4.1 of the Disclosure Letter), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and in conformity with the Company’s June 30, 2003 through June 30, 2004 Operating Plan (the “Operating Plan”) a copy of which has been provided to Parent, to pay its debts and Taxes when due, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact the Company’s current business organizations, keep available the services of its current officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired the Company’s goodwill and ongoing businesses through the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company, and any material event involving the Company. Prior to the Effective Time the Company shall not, without the prior written consent of Parent or as expressly contemplated by this Agreement:

(a) Except for (i) the distribution to the Shareholders of the Non-Operating Assets, (ii) the payment of the principal and interest of the Shareholder Notes, (iii) payments of principal and interest owed on the Shareholder Accounts and the transfer of and payment for the CSV Life Insurance Policy, (iv) the acquisition of all of the assets and certain of the specified liabilities of Worth Honduras pursuant to the Honduras Agreement, and (v) the purchase of the equity interests in any of the Subsidiaries pursuant to the Minority Share Purchase Agreement, enter into any commitment or transaction not in the ordinary course of business or any commitment or transaction of the type described in Section 2.6 hereof;

(b) Sell, transfer, license, abandon, let lapse, disclose, misuse, misappropriate, diminish, destroy or otherwise dispose of or encumber the Company Intellectual Property in any manner (other than pursuant to end user licenses in the ordinary course of business or pursuant to instruments of assignment to Merger LLC effective as of the Effective Time) or assert or threaten to assert any rights with respect to the Company Intellectual Property against any third party;

(c) Enter into or amend any agreements pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any Company Products;

(d) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, any Material Contract, other than an amendment to the ASA License Agreement in connection with a Successful resolution of the ASA Proceeding, or violate the terms of any Material Contract;

(e) Enter into any agreement, or amend any agreement, with any Certifying Organization, other than agreements, settlements, or amendments to the ASA License Agreement in connection with a Successful resolution of the ASA Proceeding;

(f) Commence or settle any litigation, action or claim other than de minimus claims and settlements with respect to which the amounts paid have been funded by insurance, other than the settlement of the actions pending in the ASA Proceeding that constitutes a Successful resolution of the ASA Proceeding;

(g) Except for (i) the distribution to the Shareholders of the Non-Operating Assets, (ii) the payment of the principal and interest of the Shareholder Notes, (iii) payments of principal and interest owed on the Shareholder Accounts and the transfer of and payment for the CSV Life Insurance Policy, (iv) the acquisition of all of the assets and certain of the specified liabilities of Worth Honduras pursuant to the Honduras Agreement, and (v) the purchase of the equity interests in any of the Subsidiaries pursuant to the Minority Share Purchase Agreement, declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock or make any other payment to current or former Shareholders or any of their respective affiliates other than payables due in the ordinary course of business consistent with past practices to any Shareholder of the Company solely in his capacity as an employee of the Company, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of the Company, or purchase, repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor);

(h) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

(i) Except as required by this Agreement, cause or permit any amendments to the Articles of Incorporation or Bylaws or other organizational or governing documents of the Company or any subsidiary;

(j) Acquire or agree to acquire any business or any corporation, partnership, association or other business organization or division thereof by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, or otherwise acquire or agree to acquire any assets which, individually or in the aggregate, are material to the business of the Company;

(k) Sell, lease, license or otherwise transfer or dispose of, or permit the lapse of (i) any licenses, with respect to any of its properties or assets, (ii) any material asset, property or right of the Company;

(l) Incur any indebtedness for borrowed money except in the ordinary course of business consistent with past practices, issue or sell any debt securities of the Company, or guarantee or agree to act as a surety for any indebtedness for borrowed money or debt securities of others, other than for wholly owned Subsidiaries in the ordinary course of business;

(m) Except as set forth in Section 4.1(m) of the Disclosure Letter, grant or amend any existing agreement to provide severance or termination pay, or provide such pay, to any director or officer or to any other employee, consultant or contractor, except payments made pursuant to standard written agreements or policies outstanding on the date hereof and as disclosed in the Disclosure Letter, or adopt any new severance, termination, indemnification or other agreement the benefits of which are contingent upon the occurrence of a transaction involving the Company, including the Merger;

(n) Except for the payment of the Year-End Bonuses and Incentive Bonuses, adopt or amend any Company Plan or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director, officer or employee or consultant, or increase the salaries or wage scale, or fringe benefits (including rights to severance or indemnification of its directors, officers, employees or consultants or the modification of any existing compensation or equity arrangements with such individuals or the change of vesting terms of any Company Options);

(o) Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(p) Perform, pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) in an amount in excess of $25,000 (in any one case) or $100,000 (in the aggregate), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Financial Statements (or the notes thereto);

(q) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes (except as required by law), enter into any closing agreement, settle any claim or assessment in respect of Taxes, file any amended Tax Returns, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(r) Make any change with respect to the accounting policies of the Company;

(s) Enter into any strategic alliance or joint marketing arrangement or agreement;

(t) Make any material changes to the Operating Plan;

(u) Take any action that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code;

(v) Make any agreements or enter into any transactions with any affiliates of the Company;

(w) Make any material changes in its customary method of operations including marketing, selling and pricing policies (including payment terms) and maintenance of business premises, fixtures, furniture and equipment;

(x) Make any investments other than in certificates of deposit or short-term commercial paper;

(y) Enter into any agreements or transactions with any other person that have a duration of longer than one year; or

(z) Take, or agree in writing or otherwise to take, any of the actions described above, or any other action that could cause a Company Material Adverse Effect or would prevent the Company from performing, or cause the Company not to perform, its covenants or obligations hereunder or under any Ancillary Agreement.

4.2 No Solicitation. Until the earlier of the Effective Time and the date this Agreement is terminated pursuant to Section 8.1 hereof, the Company will not nor will the Company permit any of the Company’s officers, directors, shareholders, agents, representatives or affiliates (any of the foregoing, a “Company Representative”) to directly or indirectly, take any of the following actions with any party other than Parent and its designees:

(a) solicit, initiate, entertain, or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with, any person relating to any possible acquisition of the Company or any of its Subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of its or their capital stock or assets or any equity interest in the Company or any of its Subsidiaries;

(b) provide information with respect to it to any person, other than Parent and its designees, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any possible acquisition of the Company or any of its Subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of its or their capital stock or material assets or any equity interest in Company or any of its Subsidiaries;

(c) enter into an agreement with any person, other than Parent and its designees, providing for the acquisition of the Company or any of its Subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of its or their capital stock or material assets or any equity interest in Company or any of its Subsidiaries; or

(d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company or any of its Subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of its or their capital stock or material assets or any equity interest in Company or any of its Subsidiaries by any person, other than Parent and its designees.

The taking of any action described in clauses (a) through (d) above by any Company Representative shall be deemed a material breach by Company of this Agreement. Company shall immediately cease and cause to be terminated any such contacts or negotiations with third parties relating to any such transaction or proposed transaction. In addition to the foregoing, if the Company receives prior to the Effective Time or the termination of this Agreement any offer or proposal relating to any of the above, the Company shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may request.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Company Shareholder Approval. The execution of this Agreement by each of the Shareholders shall constitute written approval of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby pursuant to the TBCA and the Company Articles of Incorporation and Bylaws (the “Company Shareholder Approval”). The materials submitted to the Shareholders have included and shall include information regarding the terms of the Merger and this Agreement and the unanimous recommendation of the Company’s Board of Directors in favor of the Merger, this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, and such other information and documents regarding Parent, its capital stock and its business and affairs as are necessary or appropriate to be provided to the Shareholders in soliciting their consents and approvals.

5.2 Access to Information; Cooperation.

(a) Between the date hereof and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, the Company will provide Parent and its authorized representatives with reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of the Company and the Subsidiaries as Parent may reasonably require, and will cause its officers and those of the Subsidiaries to furnish Parent and its authorized representatives with such financial and operating data and other information with respect to the business and properties of the Company and the Subsidiaries as Parent may from time to time reasonably request. Between the date hereof and the Effective Time, Parent will provide the Company and its authorized representatives with reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of Parent and its subsidiaries as the Company may reasonably require, and will cause its officers and those of its subsidiaries to furnish the Company and its authorized representatives with such financial and operating data and other information with respect to the business and properties of Parent and its subsidiaries as the Company may from time to time reasonably request, taking into account the nature of the transactions contemplated by this Agreement.

(b) Between the date hereof and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, the Company shall furnish to Parent (i) within two (2) business days following preparation thereof (and in any event within twenty (20) business days after the end of each calendar month, commencing with July 2003), an unaudited balance sheet as of the end of such month and the related statement of earnings, (ii) within two (2) business days following preparation thereof (and in any event within twenty (20) business days after the end of each fiscal quarter) an unaudited balance sheet as of the end of such quarter and the related statements of earnings, stockholders’ equity (deficit) and cash flows for the quarter then ended and (iii) within two (2) business days following preparation thereof (and in any event within ninety (90) calendar days after the end of each fiscal year), an audited balance sheet as of the end of such year and the related statements of earnings, stockholders’ equity (deficit) and cash flows, all of such financial statements referred to in the foregoing clauses (i), (ii) and (iii) to be prepared in accordance with GAAP in conformity with the practices consistently applied by the Company with respect to such financial statements. All the foregoing shall be in accordance with the books and records of the Company and shall fairly present in all material respects its financial position (taking into account the differences between the monthly, quarterly and annual financial statements prepared by the Company in conformity with its past practices) as of the last day of the period then ended.

5.3 Confidentiality. Each of the parties hereto hereby agrees to hold, and will cause its consultants and advisers to hold, such information or knowledge obtained in any investigation or activities pursuant to Section 5.2, or pursuant to or in connection with the negotiation and execution of this Agreement, the Ancillary Agreements or the effectuation of the transactions contemplated hereby or thereby, confidential (“Confidential Information”); provided, however, that the foregoing shall not apply to information or knowledge which (a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is generally known to the public and did not become so known through any violation of law or agreement by the party with the information or knowledge, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party from other sources, (e) is required to be disclosed pursuant to Section 5.7 or by order of court or government agency with subpoena powers (provided that this exception shall apply only (i) as, to the extent and in the manner disclosure is required by Section 5.7 of this Agreement or such order, and only provided that such party shall first give the other party prior notice of such order and a reasonable opportunity to object or take other available action to protect the confidentiality of the Confidential Information or (ii) to the extent not related to the tax aspects of the transaction), (f) is publicly disclosed in the course of any litigation, arbitration or mediation between or among any of the parties hereto or (g) is developed independently by either party without reference to, or specific knowledge of, the other parties’ Confidential Information. Notwithstanding anything herein to the contrary, any party to this Agreement (and their employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement (the “Transactions”) and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that this sentence shall not permit any disclosure that otherwise is prohibited by this Agreement if such disclosure would result in a violation of federal or state securities laws. Moreover, nothing in this Agreement shall be construed to limit in any way any party’s ability to consult any tax advisor regarding the tax treatment or tax structure of the Transactions.

5.4 Public Disclosure. Parent, Merger LLC and the Company, as the case may be, will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable law, or by the rules and regulations of, or pursuant to any listing agreement with, the NYSE, as determined by Parent, Merger LLC or the Company, as the case may be. Notwithstanding the preceding sentence, the first public announcement of this Agreement and the Merger shall be a joint press release agreed upon by Parent and the Company.

5.5 Consents. The Company shall use commercially reasonable efforts to obtain all Requisite Consents, waivers and approvals under any of its contracts and agreements as may be required in connection with the Merger.

5.6 Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all commercially reasonable efforts to do the following: (i) cooperate in the preparation and filing of the Prospectus, any supplement to the Prospectus, any post-effective amendment to the S-4, a Supplement (as defined in Section 5.9(a)), the 8-K and any filings that may be required under the HSR Act and similar merger notification laws or regulations of foreign Governmental Entities; (ii) obtain consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contest any legal proceeding relating to the Merger and (iv) execute any additional instruments necessary to consummate the transactions contemplated hereby. The Company, Parent and their respective officers and directors shall cooperate in good faith to effectuate the Closing. The Company agrees to use all commercially reasonable efforts to encourage its employees to accept any offers of employment extended by Parent. If, at any time after the Effective Time, any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

5.7 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company or Parent, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not act as a waiver of or limit or otherwise affect any remedies available to the party receiving such notice by virtue of the events or circumstances referenced in such notice nor act as an admission of breach of any provision of this Agreement.

5.8 Third Party Expenses. The Company shall cause all Third Party Expenses to be invoiced on the Closing Date. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, including all Third Party Expenses incurred by a party in negotiating, documenting, executing and effectuating the terms and conditions of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, shall be the obligation of the respective party incurring such fees and expenses; provided, however, that Parent will be required to reimburse the Company for all reasonable and documented Third Party Expenses incurred by it in connection with the Merger if the Merger is terminated for any reason other than pursuant to Section 8.1(b)(i), including, without limitation, the reasonable and documented fees and expenses of attorneys, accountants and other third party advisors of the Company and the Shareholders relating to the Merger, up to $150,000 in the aggregate for all such Third Party Expenses; provided, further, that any fees and expenses of the Shareholders relating to the Merger or the Company shall be borne solely by the respective Shareholders and neither the Company nor Parent shall be responsible for any such fees and expenses. Parent shall have the right to approve all Third Party Expenses to be incurred by the Company between the date hereof through the Effective Time, including necessary fees and expenses of legal counsel, auditors and tax advisors, which approvals will not be unreasonably withheld or delayed; provided, however, that the Company shall not be required to obtain approval for up to $150,000 in Third Party Expenses incurred by the Company in the aggregate in connection with negotiating, documenting, executing and effectuating the terms and conditions of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

5.9 Preparation of S-4 and the 8-K.

(a) As promptly as reasonably practicable following the date hereof, Parent shall prepare and file with the SEC any necessary post-effective amendments to the S-4 or, if permissible under the federal securities laws, a supplement (“Supplement”) to the S-4, and the

8-K. Parent shall use its best efforts to have any post-effective amendment to the S-4 declared effective by the SEC and to keep the S-4 effective as long as is necessary to consummate the Merger and any other transactions contemplated thereby. The Parent shall, as promptly as practicable after receipt thereof, provide the Company copies of any written comments, and advise the Company of any oral comments or communications regarding the Prospectus, any post-effective amendments to the S-4, Supplement or the 8-K (if filed) prior to filing the same received from the SEC. The Parent shall cooperate and provide the Company with a reasonable opportunity to review and comment on any post effective amendments to the S-4, Supplement or the 8-K (if filed) prior to filing the same with the SEC, and Parent will promptly provide the Company with a copy of all such filings made with the SEC. Parent shall also (i) take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Stock Consideration and (ii) use all commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto, provided that the Company shall cooperate with Parent in obtaining such permits and approvals as reasonably requested. The Company shall furnish all information concerning the Company and the holders of Shares as may be reasonably requested in connection with any such action.

(b) Company will use its reasonable best efforts to cause the Prospectus to be mailed to the Shareholders as promptly as practicable. Each of Parent and Company shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when any post-effective amendment to the S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Stock Consideration for offering or sale in any jurisdiction or any request by the SEC for amendment of the S-4 or the 8-K.

(c) If at any time prior to the Effective Time, any information relating to Company or Parent, or any of their respective affiliates, officers or directors, should become known by Company or Parent, or Company, Parent or their respective subsidiaries shall take any action, which should be disclosed in a post-effective amendment or supplement to either the S-4, the Prospectus or the 8-K (if filed), as the case may be, so that such documents would not include any misstatement of a material fact or omit any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which obtains knowledge of such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, Company and Parent shall cooperate to cause an appropriate amendment or supplement disclosing such information promptly to be filed with the SEC and disseminated to the Shareholders and the stockholders of Parent.

5.10 Stock Exchange Listing. Parent shall use all commercially reasonable efforts to cause the Stock Consideration to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

5.11 Affiliates.

(a) The Company shall use all commercially reasonable efforts to obtain as soon as practicable from all stockholders of the Company who may be affiliates of the Company or Parent pursuant to Rule 145 under the Securities Act (“Company Affiliates”), after the date of this Agreement and on or prior to the Effective Time, a letter agreement substantially in the form attached as Exhibit D hereto.

(b) Parent shall not be required to maintain the effectiveness of the S-4 for the purpose of resale by Company Affiliates of shares of Parent Common Stock.

5.12 Takeover Statutes. If any anti-takeover or similar statute or regulation is or may become applicable to the transactions contemplated hereby, each of the parties and its Board of Directors shall use their respective reasonable best efforts to grant or secure any required consents or approvals and take all such actions as are reasonable and legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects (including any resulting delays) of any such statute or regulation on the transactions contemplated hereby.

5.13 Tax-Free Reorganization. Parent shall provide to Gibson, Dunn & Crutcher LLP (or such other counsel reasonably acceptable to Parent) and Waller Lansden Dortch & Davis, PLLC (or such other counsel reasonably acceptable to Company) a certificate containing representations reasonably requested by counsel in connection with the opinions to be delivered pursuant to Sections 6.2(c) and 6.3(l). The Company shall provide Waller Lansden Dortch & Davis, PLLC (or such other counsel reasonably acceptable to the Company) and Gibson, Dunn & Crutcher LLP (or such other counsel reasonably acceptable to Parent) a certificate containing representations reasonably requested by counsel in connection with the opinions to be delivered pursuant to Sections 6.2(c) and 6.3(l).

5.14 Continued Employees. As of the Effective Time, Parent, Surviving Company or a subsidiary of Parent (“Continued Employer”) shall include employees of Worth and its Subsidiaries whose employment does not terminate as a result of the consummation of the Merger (“Continued Employees”) in employee benefit plans equivalent in the aggregate to those provided under the Company Plans immediately prior to the Closing or, at the option of the Parent, those provided to similarly-situated employees of Parent and its affiliates. Continued Employer shall honor each employee’s rights in respect of accrued paid time off and extended illness bank as of the Effective Time. Continued Employees shall be credited for their length of service with the Company and it Subsidiaries under the employee benefit plans maintained by the Continued Employer, including for purposes of eligibility, benefit accrual, and vesting, provided that service with the Company and its Subsidiaries shall not be taken into account for benefit accrual purposes under any defined benefit pension plan of the Continued Employer. The Continued Employees and their dependents and beneficiaries shall not be required, in the plan year in which Closing occurs, to satisfy any deductible, co-payment, out-of-pocket maximum or similar requirement under the Continued Employer’s plans that provide medical, dental and other welfare benefits to the extent of amounts previously credited for such purposes under the medical, dental and other welfare benefit plans of the Company and its affiliates that covered the

Continued Employees prior to Closing. In addition, any waiting periods, pre-existing condition exclusions and requirements to show evidence of good health contained in such Continued Employer’s plans shall not apply with respect to the Continued Employees and their dependents and beneficiaries. Notwithstanding anything herein to the contrary, nothing herein shall (a) alter the “at-will” status of any employee of the Company or any Subsidiary, (b) obligate the Continued Employer to maintain any employee (including the Continued Employees) in its employment or (c) obligate Parent or the Continued Employer to maintain any particular benefit plan or arrangement.

5.15 Real Property Matters. The Company shall give to the Parent and its representatives, auditors and attorneys reasonable access to the Real Property during normal business hours to conduct such tests, inspections, investigations and analyses (collectively, “Investigations”) as reasonably required by Parent. Any such entry and Investigations shall be made and conducted only during the period commencing on the date hereof and ending on the Closing Date (the “Inspection Period”). Any reports or other documentation obtained by the Parent and/or the Merger LLC as a result of any Investigation conducted with respect to the Real Property shall be referred to herein as the “Inspection Documents.” In conducting any Investigations of the Real Property, the Parent and its representatives, auditors and attorneys shall provide reasonable prior notice to the Company of its or their intention to enter the Real Property for the purpose of conducting any Investigation.

5.16 No Price Manipulation. Parent and the Company will not take, directly or indirectly, any action designed to cause or result in manipulation of the price of the Parent Common Stock in violation of any federal or state securities laws.

5.17 Liquidation of Worth Honduras. The Shareholders covenant that any distribution from, or liquidation of, Worth Honduras, will be effected in all material respects in accordance with all applicable laws of Honduras.

5.18 Independent Directors Insurance Coverage.

(a) Parent shall cause each person serving as an director of the Company or its Subsidiaries immediately prior to the Effective Time who is not a Shareholder of the Company to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by the Company or its Subsidiaries (provided that, Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous that such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such directors in their capacity as such.

(b) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties or assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successor and assigns of Parent assume the obligations set forth in this section.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger and the other transactions contemplated hereby and by the Ancillary Agreements shall be subject to the satisfaction or mutual waiver of the following conditions at or prior to the Effective Time:

(a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger or any other transaction contemplated hereby or in the Ancillary Agreements shall be in effect, nor shall there be any pending proceeding brought by an administrative agency or commission or other Governmental Entity seeking any of the foregoing; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or any other transaction contemplated hereby or in the Ancillary Agreements, which makes the consummation of the Merger or any such transaction illegal.

(b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger or any other transaction contemplated hereby or in the Ancillary Agreements illegal or otherwise taken any action to prohibit consummation of the Merge or any such transaction.

(c) Expiration of Applicable Waiting Period. Any waiting period applicable to the Merger under the HSR Act and similar merger notification laws or regulations of foreign Governmental Entities shall have terminated or expired.

6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the other transactions contemplated hereby and by the Ancillary Agreements shall be subject to the satisfaction or waiver of each of the following conditions at or prior to the Effective Time (all of which are for the benefit of the Company and may only be waived by the Company in writing if not satisfied):

(a) Representations, Warranties and Covenants. The representations and warranties of Parent and Merger LLC in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for those representations and warranties which address matters only as of a particular date or time (which shall remain true and correct as of such particular date or time), and each of Parent and Merger LLC shall have observed, performed and complied with all covenants, obligations and conditions of this Agreement required to be observed, performed and complied with in all material respects by Parent and Merger LLC as of the Effective Time.

(b) Certificate of Parent. The Company shall have been provided with a certificate executed on behalf of Parent by an Executive Officer of Parent to the effect that, as of the Effective Time:

(i) all representations and warranties made by Parent in this Agreement are true and correct in all material respects as referenced above; and

(ii) all covenants, obligations and conditions in this Agreement to be performed by Parent and Merger LLC at or before the Effective Time have been performed in all material respects.

(c) Tax Opinion. The Company shall have received a written opinion of Waller Lansden Dortch & Davis, PLLC or other counsel reasonably acceptable to the Company, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinion shall not have been withdrawn; provided however, that any such opinion may rely on representations as such counsel reasonably deems appropriate and on typical assumptions.

(d) Effectiveness of S-4. The S-4 shall have been declared effective by the SEC and shall continue to be effective as of the Closing Date.

(e) No Parent Material Adverse Effect. There shall not have occurred any Parent Material Adverse Effect since Parent filed its most recent Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

(f) Tax Returns. Company shall have prepared and delivered to Parent for Parent’s review and comment a draft of all Company Prepared Returns (as defined in Section 7.9(a)).

6.3 Additional Conditions to the Obligations of Parent and Merger LLC. The obligations of Parent and Merger LLC to consummate the Merger and the other transactions contemplated hereby and by the Ancillary Agreements shall be subject to the satisfaction or waiver of each of the following conditions at or prior to the Effective Time (all of which are for the benefit of Parent and Merger LLC and may only be waived by Parent in writing if not satisfied):

(a) Representations, Warranties and Covenants. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects on and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), and the Company shall have observed, performed and complied with in all material respects all covenants, obligations and conditions in this Agreement required to be observed, performed and complied with by the Company as of the Effective Time.

(b) Claims. There shall not have occurred any claims or events giving rise to any causes of action (whether asserted or unasserted in litigation and including any claims or causes of action by or available to holders of Company capital stock), which (i) may materially and adversely affect the consummation of the Merger or the other transactions contemplated hereby or by the Ancillary Agreements or (ii) will, if adversely determined, have a Material Adverse Effect on the Company (other than as expressly set forth in Section 2.14 of the Disclosure Letter).

(c) No Company Material Adverse Effect. There shall not have occurred any Company Material Adverse Effect since June 30, 2003.

(d) Assignment of Intellectual Property Rights. All IP Assignments and necessary related actions shall have been validly and properly completed in a manner satisfactory to Parent and the Company shall have provided Parent copies of all documents and instruments accomplishing or evidencing the same.

(e) Intellectual Property Proceedings. Other than as set forth in Section 2.10(d) of the Company Disclosure Letter, the Company shall not have received any notice or claim challenging the Company’s or any Subsidiary’s ownership of the Company Intellectual Property or suggesting that any other person has any claim of legal or beneficial ownership with respect thereto. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging the validity, enforceability or the Company’s rights to use and exploit any Company Intellectual Property shall be in effect, nor, other than as set forth in Section 2.10(d) of the Disclosure Letter, shall there be any pending or threatened proceeding brought by any person or any administrative agency or commission or other Governmental Entity seeking any of the foregoing.

(f) Shareholder Matters; No Dissenting Shareholders. Except as set forth in Section 2.10(d) of the Disclosure Letter, the Merger Agreement and the Merger shall have been adopted and approved by the Shareholders as required by applicable law. There shall be no Dissenting Shares as of the Closing Date and none of the holders of the Company Common Stock shall have asserted or sought to perfect dissenters rights or other similar appraisal rights with respect to the Merger, nor shall they have any continued right to exercise, appraisal, dissenters or similar rights under applicable law with respect to their shares of Company Common Stock by virtue of the Merger.

(g) Third Party Consents. Any and all consents, waivers, and approvals required to be obtained by the Company prior to or as a result of the Merger or the consummation of the transactions contemplated hereby or by the Ancillary Agreements shall have been obtained (including those required under any Material Contracts as specified in Section 5.5 and the Requisite Consents).

(h) Company Options. There shall be no options outstanding from and after the Effective Time.

(i) Non-Competition Agreement. The Company and all of the Shareholders shall have delivered to Parent an executed Non-Competition Agreement.

(j) Certificate of the Company. The Company shall have provided Parent with a certificate executed on behalf of the Company by the Company’s Chief Executive Officer and Chief Financial Officer to the effect that, as of the Effective Time, all conditions set forth in the preceding subparagraphs of this Section 6.3 have been satisfied.

(k) No Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction, Governmental Entity or Certifying Organization or other legal or regulatory restraint or provision challenging Parent’s proposed acquisition of Company, or materially limiting or restricting Parent’s conduct or the operation of the business of Company (or Parent’s business) following the Merger shall be in effect, nor shall there be any pending or threatened proceeding brought by any person, including any Certifying Organization or any administrative agency or commission or other Governmental Entity seeking any of the foregoing. Except as would not cause a Company Material Adverse Effect, no Certifying Organization shall have received any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision resulting in any Company Products failing to satisfy the requirements or specifications of the Certifying Organization.

(l) Tax Opinion. Parent shall have received a written opinion of Gibson, Dunn & Crutcher LLP or other counsel reasonably acceptable to Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and such opinion shall not have been withdrawn, provided however, that any such opinion may rely on representations as such counsel reasonably deems appropriate and on typical assumptions.

(m) Payment of Shareholder Notes and Other Shareholder Debt. Prior to the Effective Time, (i) Company shall have paid $1,256,120.20 in full satisfaction of the Shareholder Notes (including any accrued and unpaid interest with respect to such note); (ii) the Company shall have paid $274,895.75 in full satisfaction of the Shareholder Accounts; (iii) John Parish, Sr. shall have paid the Company (A) $16,171.09 in full satisfaction of his personal account payable to the Company (number 01-01-1212-00-17); and (B) $46,335.97 in full satisfaction of his personal account payable to the Company (number 01-01-1212-00-18); (iii) each of the Shareholders shall have paid their respective portions of the accounts payable of the Shareholders in the aggregate amount of $5,607.80 in full satisfaction of their respective personal accounts payable to the Company; and (iv) John Parish, Sr. shall have paid the Company $203,419.98 for the transfer to John Parish, Sr. of the CSV Life Insurance Policy (and the Company shall provide Parent with evidence satisfactory to Parent’s counsel with respect to the foregoing). At the Effective Time, the Company shall have no outstanding indebtedness owed to any current or former Shareholders other than payables due in the ordinary course of business consistent with past practices to any Shareholder of the Company solely in such Shareholder’s capacity as an employee of the Company.

(n) Title Insurance. On or prior to the Closing Date, the Company shall have delivered to Parent Title Commitments issued by Land American/Lawyers Title Company for each parcel of Real Property (other than Non-Operating Assets). On or prior to the Closing Date, the Company shall have delivered to Parent a policy of title insurance issued by Land

American/Lawyers Title Company pursuant to the Title Commitments. Each policy of title insurance issued pursuant to the Title Commitments shall be an ALTA standard form owner’s title policy insuring good and indefeasible fee simple title to the Real Property (other than Non-Operating Assets), free and clear of all Liens other than Permitted Liens.

(o) Acquisition of Assets of Worth Honduras. Prior to the Effective Time, the Company shall have consummated the acquisition of all of the assets and certain of the specified liabilities of Worth Honduras pursuant to the Honduras Agreement (and the Company shall provide Parent with evidence satisfactory to Parent’s counsel with respect to the foregoing).

(p) Buyout of Minority Interests of Subsidiaries. Prior to the Effective Time, the Company shall have consummated the purchase of all of the equity interests of any person or entity (other than the Company) that holds any equity interest in any of the Subsidiaries, pursuant to the Minority Share Purchase Agreements (and the Company shall provide Parent with evidence satisfactory to Parent’s counsel with respect to the foregoing).

6.4 Limitation on Opinion Related Conditions. Notwithstanding any provision to the contrary in this Article VI, neither the Company nor Parent may rely, either as a basis for failing to consummate the Merger or terminating this Agreement, on the failure of any condition set forth in Section 6.2(c) or 6.3(l), as the case may be, to be satisfied if such failure is the result of such party’s failure to use its best efforts to satisfy such condition.

ARTICLE VII

SURVIVAL; INDEMNIFICATION; COMPANY AGENT AND ESCROW

7.1 Survival. The representations and warranties of each party contained in this Agreement or in any document or instrument delivered pursuant hereto shall be deemed to be continuing and shall survive the Closing and any investigations heretofore or hereafter made by any party or its representatives until the Indemnification Termination Date (as defined below) applicable to such representation and warranty. The Indemnification Termination Date for (a) the representations and warranties of the parties in this Agreement or in any document or instrument delivered pursuant hereto, and (b) the other potential indemnification claims described below, shall be as follows: (i) except as provided elsewhere in this Section 7.1, the Indemnification Termination Date for all such representations and warranties is April 1, 2004; (ii) the Indemnification Termination Date for (A) any representations and warranties contained in Sections 2.1(a), 2.2, 2.3(a), 2.3(d)(i), 2.7 and 2.31, and (B) any indemnification obligations relating to Sections 7.2(g) (whether or not relating to the subject matter of any representation, warranty, covenant or agreement herein), 7.2(i) and 7.2(j) is ninety (90) days after the expiration of the statute of limitations applicable to claims that may be made against the applicable indemnified party with respect to the matters described in clause (ii) above; (iii) the Indemnification Termination Date for any indemnification obligations of the Shareholders relating to (A) the representations and warranties contained in Section 2.18 and (B) any indemnification obligation of the Shareholders pursuant to Section 7.2(d) (other than, in the case of clauses (iii)(A) and (B), indemnification obligations relating to the Non-Operating Assets, for which there will be no Indemnification Termination Date) shall be 15 years from the Closing

Date; and (iv) the Indemnification Termination Date for any indemnification obligations of the Shareholders pursuant to Section 7.2(e) shall be the first anniversary of the Closing Date. The covenants and agreements of each party contained in this Agreement shall survive the Closing. The representations, warranties, covenants and agreements made by any party in this Agreement shall not be effected, limited or compromised in any respect by any due diligence investigation or any other inquiries or investigations by any other party, regardless of the results thereof.

7.2 Indemnification by the Company and the Shareholders. Except as set forth below, the Company (to the extent that the Merger is terminated) and the Shareholders hereby agree to jointly and severally indemnify Parent, and its subsidiaries and affiliates (including the Surviving Company), and each of Parent’s and its subsidiaries’ and affiliates’ respective officers, directors, stockholders, employees and agents (collectively, the “Buyer Indemnified Parties”) from and against any and all claims, losses (including reasonably foreseeable lost profits), damages, liabilities, taxes, penalties, interest, costs and expenses (including reasonable attorneys’, accountants’ and consultants’ fees and expenses, including any such expenses incurred in connection with investigating, defending against or settling any such claims) (collectively, “Losses”) which any of the Buyer Indemnified Parties may incur or sustain, or to which any of the Buyer Indemnified Parties may be subjected, arising out of:

(a) any breach of any representation or warranty of the Company or the Shareholders set forth herein, whether or not Parent relied thereon or had knowledge thereof (provided however, that any indemnification for the breach of any representation and warranty relating to Tax matters shall be made pursuant to Section 7.2(c));

(b) any breach in any respect of any covenant or agreement of the Company or the Shareholders set forth herein (provided however, that any indemnification for the breach of any covenant or agreement relating to Tax matters shall be made pursuant to Section 7.2(c));

(c) Except for any Excluded Taxes (as defined below)::

(i) any Taxes of the Company and its Subsidiaries for any period ending on or before the Closing Date (including without limitation, any Taxes attributable to the distribution to the Shareholders of the Non-Operating Assets);

(ii) any Taxes of the Company and its Subsidiaries for any period that commences before but ends after the Closing Date (“Straddle Period”) to the extent attributable to the portion of the Straddle Period ending at the close of business on the Closing Date (including without limitation, the item described in the parenthetical in Section 7.2(c)(i)), which shall be calculated by means of a closing of the books and records of the Company and its Subsidiaries as of the close of the Closing Date, as if such taxable period ended as of the close of the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period; and provided, further, that personal property, ad valorem and other Taxes for Straddle Periods not based on income, expenses or any combination thereof shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period;

(iii) any Taxes resulting from any breach of any of the representations, warranties, covenants, or agreements of the Company or the Shareholders that are contained in this Agreement with respect to Taxes, whether or not Parent relied on or had knowledge thereof and without regard to any disclosure as to such matters in the Disclosure Letter; and

(iv) any transfer Taxes of the Company and its Subsidiaries resulting from the transactions contemplated by this Agreement.

Notwithstanding any of the foregoing, the Company and the Shareholders shall not indemnify Parent, its Subsidiaries or any affiliates from any Losses for Taxes directly related to any action taken not in the ordinary course of business with respect to Taxes of the Company after the Effective Time by Parent, any of its Subsidiaries or any of their affiliates (other than any action required by law or expressly contemplated by this Agreement or with the written consent of the Company Agent). For the purposes of this paragraph, “Excluded Taxes” means, without duplication, (1) Taxes for the taxable period ending on the Closing Date and any Straddle Period that are accrued as current liabilities for taxes payable on the Company’s Current Balance Sheet, as such liability is adjusted through the Closing Date for payments of Taxes and Taxes incurred in the ordinary course of business since the date of the Current Balance Sheet in amounts consistent with the past practice of the Company and its Subsidiaries (which adjustments shall not include Taxes arising from the transactions contemplated by this Agreement), (2) Taxes in an amount not to exceed $39,000 that are payable to the State of Tennessee and are described in Section 7.2(c) of the Disclosure Schedule, (3) Taxes in an amount not exceed $50,000 that are payable to the Internal Revenue Service and are described in Section 7.2(c) of the Disclosure Schedule, and (4) any income Taxes imposed on the Company as a result of the distribution of the Non-Operating Assets to the Shareholders, but only to the extent that the gain recognized by the Company on such distribution does not exceed $550,000. In determining the Taxes of the Company for which the Shareholders are liable pursuant to this paragraph, the Taxes of the Company shall be determined without regard to the effect of any deduction to which the Company is entitled with respect to the Incentive Bonuses and net operating losses.

(d) any Environmental Claim against the Company, including, but not limited to any Environmental Claim against the Company relating to the Non-Operating Assets;

(e) any change in the standards, protocols or procedures of the ASA relating to softball bats, from the ASA standards, protocols and procedures existing and in effect on June 29, 2003 (the “Existing ASA Standards”), including but not limited to any Losses relating to (i) costs of retrofitting softball bats to comply with the New ASA Standards in a manner similar in nature to the Company and its Subsidiaries actions to retrofit softball bats in connection with the 2002 ASA bat banning referred to in Section 2.14 of the Disclosure Letter, (ii) product returns, (iii) increase in net allowances with respect to accounts receivable in accordance with GAAP, (iv) marked down inventory, (v) diminution in value of inventory, (vi) direct freight costs and (vii) recertification costs (including related testing costs) (collectively, the “ASA Indemnity Matters”); provided however, that if the ASA adopts new standards, protocols or procedures relating to softball bats that are more stringent than the New ASA Standards and that provide for a maximum batted ball speed of less than 98 miles per hour (“Different ASA Standards”), the Buyer Indemnified Parties shall not be entitled to be indemnified for any such Losses with respect to bats that would have satisfied the New ASA Standards but that do not satisfy the Different ASA Standards;

(f) any liability or obligation of the Company to any Shareholder or affiliate of any Shareholder (other than payables due in the ordinary course of business consistent with past practices to any Shareholder of the Company solely in his capacity as an employee of the Company);

(g) any fraud, willful misconduct, bad faith or criminal acts (other than misdemeanors) of the Company or the Shareholders;

(h) any costs of enforcing this Agreement and all actions, suits, proceedings, claims and demands incident to the foregoing or such indemnification;

(i) the acquisition of the equity interests of any person or entity that holds an equity interest in any Subsidiary; and

(j) the acquisition of the specified assets and liabilities of Worth Honduras pursuant to the Honduras Agreement, including, without limitation, any liabilities of Worth Honduras that are not expressly assumed by the Company pursuant to the Honduras Agreement, any liabilities arising from the acquisition that are not expressly assumed by the Company pursuant to the Honduras Agreement and any claims or causes of action of any Shareholder relating to the acquisition.

Notwithstanding Section 7.2(e), the Company and the Shareholders shall not be required to indemnify, and shall not be responsible for any Losses to the Buyer Indemnified Parties, if the Company is Successful in the ASA Proceeding. For purposes of this Agreement, “Successful” shall mean any of the following: (i) the ASA agrees not to implement the New ASA Standards prior to June 30, 2004; (ii) the ASA agrees to abide by the terms of the ASA License Agreement with the Company so that the Existing ASA Standards remain effective and unchanged through January 1, 2005; (iii) prior to June 30, 2004, the ASA agrees to testing protocols or procedures for softball bats that include a margin of testing error large enough to allow a bat that produces a batted ball speed of 100 miles per hour (when tested under such protocols and procedures) to satisfy any performance standards promulgated by the ASA; or (iv) the Company agrees to a settlement and compromise with the ASA that is consented to by Parent (such consent not to be unreasonably withheld); provided, that a settlement and compromise shall be deemed reasonable and consented to by Parent if the settlement contains provisions that substantially provide Parent with the benefits of the provisions in the preceding clauses (i), (ii) or (iii) and do not impose material liabilities and obligations on the Company or Parent.

Notwithstanding any other provision of Section 7.2 to the contrary, no claim for indemnification with respect to any matter for which there is an Indemnification Termination Date may be brought after such Indemnification Termination Date; provided, however, that if a Buyer

Indemnified Party has delivered to the Company Agent written notice of such a claim describing in reasonable detail the basis for such claim prior to the applicable Indemnification Termination Date, then the indemnification obligation with respect to such claim shall survive the Indemnification Termination Date until such claim is resolved.

7.3 Parent Indemnification. Except as set forth below, Parent agrees to indemnify the Company and its subsidiaries, and each of the Company’s and its subsidiaries’ respective officers, directors, stockholders, employees and agents (collectively, the “Seller Indemnified Parties”) from and against any and all Losses which any of the Seller Indemnified Parties may incur or sustain, or to which any of the Seller Indemnified Parties may be subjected, arising out of:

(a) any breach of any representation or warranty of Parent or Merger LLC set forth herein, whether or not the Company or the Shareholders relied thereon or had knowledge thereof; or

(b) any breach in any respect of any covenant or agreement of the Parent or Merger LLC set forth herein.

(c) any fraud, willful misconduct, bad faith or criminal acts (other than misdemeanors) of the Parent or any of its Subsidiaries; and

(d) any costs of enforcing this Agreement and all actions, suits, proceedings, claims and demands incident to the foregoing or such indemnification;

Notwithstanding any other provision of Section 7.3 to the contrary, no claim for indemnification with respect to any matter for which there is an Indemnification Termination Date may be brought after such Indemnification Termination Date; provided, however, that if a Seller Indemnified Party has delivered to Parent written notice of such a claim describing in reasonable detail the basis for such claim prior to the applicable Indemnification Termination Date, then the indemnification obligation with respect to such claim shall survive the Indemnification Termination Date until such claim is resolved.

7.4 Claims for Indemnification.

(a) Whenever any claim shall arise for indemnification hereunder, any Seller Indemnified Party or Buyer Indemnified Party (collectively, the “Indemnified Party”) shall promptly notify the indemnifying party or parties (the “Indemnitor”) (which in the case of the Shareholders shall be the Company Agent), of the claim and, when known, the facts constituting the basis for such claim; provided, that the failure to so notify the Indemnitor shall not relieve the Indemnitor of their obligation hereunder to the extent such failure does not result in actual and material prejudice to the Indemnitor. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnitor shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. In the event that the Merger is consummated, the Buyer Indemnified Parties must seek recovery of any Losses under this Article VII first against the Escrow Account and, to the extent permitted by Section 7.5 of this Agreement, thereafter against the Shareholders.

(b) Parent shall issue shares of Parent Common Stock (valued for such purpose at the average daily closing price per share of Parent Common Stock as reported on the NYSE Composite Transactions reporting system for the ten (10) consecutive trading days ending on and including the final trading day preceding the date on which the indemnification payment is to be made) in satisfaction of its indemnification obligation to the Seller Indemnified Parties to the extent that Parent and the Company Agent mutually determine that the payment of cash to any Shareholder in satisfaction of such obligation could result in the Value of Stock Consideration being less than 45% of the sum of the Value of Stock Consideration and the amount of Non-Stock Consideration. For purposes of this paragraph, (i) the Value of Stock Consideration shall also include any shares of Parent Common Stock that are issued by Parent to the Seller Indemnified Parties in satisfaction of Parent’s indemnification obligations and, solely for the purpose of determining the “Value of Stock Consideration,” such shares shall be valued at the lower of closing price of the Parent Common Stock as reported on the NYSE on the trading day completed on (x) the date of issuance of such shares to the Seller Indemnified Parties or (y) the Closing Date, and (ii) the amount of Non-Stock Consideration shall include any cash payable by Parent to the Seller Indemnified Parties in respect of such indemnification.

7.5 Limitation on Indemnity Claims.

(a) Except as provided in paragraphs (b) and (c) below and subject to the provisions of Section 8.2, this Article VII shall be the sole recourse of Parent and its subsidiaries in connection with Losses arising under this Agreement and the Escrow Account shall be the sole source of funds available to indemnify and hold harmless the Buyer Indemnified Parties for any claims against the Shareholders in connection with this Agreement pursuant to this Article VII, and any such indemnification:

(i) shall be limited to the Escrow Amount for all such Losses of the Buyer Indemnified Parties; and

(ii) with respect to the obligation to indemnify and hold harmless the Buyer Indemnified Parties for their Losses, such obligation to indemnify and hold harmless Buyer Indemnified Parties for all their Losses shall only apply after such Losses exceed $310,000 in the aggregate, in which case, Parent shall be immediately entitled to recover the full amount of any and all such Losses from the Escrow Account (including the entire amount of that first $310,000 of Losses).

(b) Notwithstanding the foregoing provision of Sections 7.5(a), none of the limitations contained in Section 7.5(a) shall apply to any indemnification obligation of the Company and/or the Shareholders as to any matter that is based upon:

(i) any breach of any representation or warranty contained in Section 2.5(b);

(ii) Section 7.2(c);

(iii) Section 7.2(d);

(iv) Section 7.2(g);

(v) Section 7.2(i); or

(vi) Section 7.2(j).

The Shareholders shall be liable, and shall jointly and severally indemnify Parent, and its subsidiaries and affiliates (including the Surviving Company), for the matters specified in this Section 7.5(c) notwithstanding the provisions of Section 7.5(a).

(c) With respect to the obligation to indemnify and hold harmless the Buyer Indemnified Parties for their Losses pursuant to Section 7.2(e), such indemnification shall be limited to $1.898 million for all such Losses of the Buyer Indemnified Parties.

(d) (i) If an Indemnitor pays to an Indemnified Party an amount in respect of a Loss, and the Indemnified Party subsequently receives from an insurer a sum which relates to such Loss, the Indemnified Party shall forthwith repay to the Indemnitor so much of the amount paid by such Indemnitor as does not exceed the sum recovered by the Indemnified Party from the insurer less all reasonable costs, charges and expenses incurred by the Indemnified Party in obtaining that payment and in recovering that sum from the insurer.

(ii) Following an Indemnified Party’s receipt of an indemnification payment from an Indemnitor, such Indemnified Party shall cooperate in all reasonable respects with the Idemnitor to seek recovery from any applicable insurer against which such Indemnitor has subrogation claims; provided, however, that the Indemnitor shall pay all reasonable costs and expenses of the Indemnified Party in providing such cooperation.

(iii) The obligation created in this subsection (d) is an obligation to make repayment in the event of a recovery from an insurer and shall not delay an Indemnified Party’s right to receive payment from an Indemnitor in accordance with this Article VII.

7.6 Appointment of Company Agent; Power of Attorney; Objection to Claims; Resolution of Conflicts.

(a) Effective upon the execution of this Agreement, the Company Agent shall be appointed as the agent and attorney-in-fact for each Shareholder. The Company Agent shall be authorized, for and on behalf of all the Shareholders, to give and receive notices and communications, to authorize the distribution to Parent of monies from the Escrow Account in satisfaction of claims for Losses by Parent on behalf of the Buyer Indemnified Parties, to object to such distributions, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to claims for Losses, and to take all actions necessary or appropriate in the judgment of the Company Agent to accomplish the foregoing. Such agency may be changed by the holders of a majority of the shares of Company Common Stock from time to time upon not less than thirty (30) days prior written notice to the Parent certifying that the Company Agent has been removed by the requisite vote or consent of the Shareholders and specifying the substitute Company Agent appointed by the Shareholders. No bond shall be required of the Company Agent, and the Company Agent shall

Company Agent shall not receive compensation for his services. Notices or communications to or from the Company Agent shall constitute notice to or from each of the Shareholders.

(b) The Company Agent shall not be liable for any act done or omitted hereunder in his capacity as the Company Agent while acting in good faith and in the exercise of reasonable judgment or upon the advice of legal counsel. The Shareholders shall jointly and severally indemnify the Company Agent and hold the Company Agent harmless against any Losses incurred by the Company Agent (including reasonable fees and expenses of any legal counsel retained by the Company Agent) arising out of or in connection with the acceptance or administration of the Company Agent’s duties hereunder unless such Losses directly result from the gross negligence, willful misconduct or bad faith of the Company Agent. Subject and subordinate to the prior right of Parent to make claims for Losses, Company Agent shall have the right to recover from the Escrow Account prior to any distribution to the Shareholders for any fees, costs and expenses paid or incurred by the Company Agent in acting as the Company Agent hereunder; provided, however, that Company Agent may not recover such amounts until 18 months after the Effective Time and only then to the extent that there are no claims for Losses asserted by Parent that remain unsatisfied or are pending resolution.

(c) Any decision, act, consent or instruction of the Company Agent shall constitute a decision of all of the Shareholders for whom a portion of the amounts otherwise issuable to them are deposited in the Escrow Account and shall be final, binding and conclusive upon each of such Shareholder, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Company Agent as being the decision, act, consent or instruction of each and every such Shareholder. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Company Agent.

7.7 Defense of Third Party Claims. In connection with any claim giving rise to indemnity obligations hereunder resulting from or arising out of any claim or legal proceeding by a third party, the Indemnitor at its sole cost and expense and with counsel reasonably satisfactory to the Indemnified Party may (but shall not be obligated to), upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if (a) the Indemnitor acknowledges to the Indemnified Party in writing, within 15 days after receipt of notice from the Indemnified Party, its obligations to indemnify the Indemnified Party with respect to all elements of such claim, (b) the Indemnitor provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnitor will have the financial resources to defend against such third-party claim and fulfill its indemnification obligations hereunder, (c) the third-party claim involves only money damages and does not seek an injunction or other equitable relief, and (d) settlement or an adverse judgment of the third-party claim is not in the good faith judgment of the Indemnified Party, likely to establish a pattern or practice adverse to the continuing business interests of the Indemnified Party. The Indemnified Party will be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, that if there are one or more legal defenses available to the Indemnified Party that conflict with those available to the Indemnitor, or if the Indemnitor fails to take reasonable steps necessary to defend diligently the claim after receiving notice from the Indemnified Party that it believes the Indemnitor has failed to do so, the Indemnified Party may assume the defense of such claim. If the Indemnified Party assumes the defense of the claim, the Indemnitor shall reimburse the Indemnified Party on a monthly basis for the reasonable fees and expenses of counsel retained by the Indemnified Party, which counsel shall be reasonably satisfactory to the Indemnitor, and the Indemnitor shall be entitled to participate in (but not control) the defense of such claim, with its counsel and at its own expense. The parties agree to render, without compensation, to each other such assistance as they may reasonably require of each other in order to insure the proper and adequate defense of any action, suit or proceeding, whether or not subject to indemnification hereunder. Notwithstanding anything to the contrary herein, the Indemnitor can not settle any such claim without the consent of the Indemnitor (not to be unreasonably withheld, conditioned or delayed), unless such settlement provides for an absolute and unconditional release of the Indemnified Party and imposes no damages, injunction, sanction or other remedy of any kind against the Indemnified Party. The Indemnified Party, shall consult with the other party prior to the settlement of any such claim and discuss with the Indemnitor in good faith any input regarding the claim and potential settlement such party may have prior to any settlement. After such consultation, the Indemnified Party, shall have the right to settle any such claim; provided, however, that except with the consent of the Indemnitor (not to be unreasonably withheld, conditioned or delayed), no settlement of any such claim with third-party claimants shall alone be determinative of the amount of any claim for Losses. In the event that the Company Agent has consented to any such settlement, no Shareholder shall have any power or authority to object under any provision of this Article VII to the amount of any claim for Losses by the Buyer Indemnifying Parties with respect to such settlement to the extent that such amount is consistent with the terms of such settlement.

7.8 Escrow Arrangements.

(a) Escrow Account. As soon as practicable following the Closing, without any act of any Shareholder, Parent will deposit the Escrow Amount into an escrow account with Bank of America, N.A. (the “Escrow Agent”), such deposit to establish and constitute the Escrow Account. The specific terms of the Escrow Account shall be governed by an Escrow Agreement, dated as of the date hereof, by and among Parent, the Company, the Shareholders, the Company Agent and the Escrow Agent, substantially in the form set forth in Section 7.8(a) of the Disclosure Letter (the “Escrow Agreement”).

(b) Escrow Disbursements Made Pursuant to Escrow Agreement. Subject and pursuant to the procedures contained in the Escrow Agreement, Parent, on behalf of itself and the other Buyer Indemnified Parties, shall be entitled to withdraw assets from the Escrow Amount to compensate the Buyer Indemnified Parties for any indemnified Losses pursuant to Section 7.2.

(c) Rights, Remedies and Inconsistencies. The rights and remedies of the parties hereto with regard to the Escrow Agreement, the Escrow Account and the proceeds thereof shall be governed by the terms of this Agreement. Any inconsistencies between the terms of the Escrow Agreement and this Agreement shall be governed by the terms of this Agreement.

7.9 Tax Matters. The following provisions shall govern the allocation of responsibility as between Parent, the Company and the Shareholders for certain Tax matters following the Closing Date.

(a) Tax Return Filing. Parent shall, at its own cost and expense, prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company and its Subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date and for all Straddle Periods, provided, however, that drafts of income Tax Returns of the Company and its Subsidiaries that are required to be filed within 45 days following the Closing Date (“Company Prepared Returns”) shall be prepared by the Company and delivered to Parent on the Closing Date. The preparing party shall permit the other party (which in the case of the Company, shall be the Company Agent) to review each Tax Return described in the preceding sentence prior to filing, provided that the Company Agent’s review right with respect to any Straddle Period Tax Return shall be limited to the portion of the Straddle Period Tax Return that relates to the portion of a Straddle Period ending on the Closing Date. Unless otherwise required by law, all such Tax Returns shall be prepared in a manner consistent with the past custom and practices of the Company and its Subsidiaries. All Tax Returns that are prepared by Parent under this Section 7.9 shall be submitted to the Company Agent twenty (20) days prior to the date on which such Tax Return(s) are to be filed with the applicable taxing authority (taking account of extensions of time to file such Tax Returns and if the due date of any such Tax Return is within 60 days following the Closing Date, as promptly as practicable following the Closing Date), provided that Parent’s failure to submit such Tax Returns to the Company Agent within such time periods shall not impact the Shareholders’ indemnification obligations for Taxes under Section 7.2, except to the extent that the Shareholders are actually damaged thereby. The reviewing party shall respond in writing to the preparing party (which in the case of Company Prepared Returns shall be the Company Agent) with any comments within ten (10) business days of receiving the draft Tax Return(s), provided, however, that Parent’s failure to respond in writing within such time period to the Company Agent with comments relating to the Company Prepared Returns shall not impact Parent’s ability to amend, modify, or refile such returns in accordance with the provisions set forth in Section 7.9(b). Company Agent and Parent shall consult with each other and attempt in good faith to resolve any issues arising as a result of such Tax Returns and, if they are unable to do so, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by an internationally recognized independent accounting firm chosen by both Parent and Company Agent. Upon resolution of all such items, the relevant Tax Return shall be timely filed on that basis.

(b) Amended Tax Returns. Parent shall not amend, refile, or otherwise modify, or cause or permit the Company or any Subsidiary to amend, refile, or otherwise modify, any Tax Return with respect to any taxable year or period, or portion thereof, ending on or before the Closing Date without following the procedures set forth in Section 7.9(a), provided, however, that Parent shall not be required to submit any such modified, refiled, or amended Tax Return to the Company Agent for the Company Agent’s review if the amendment, modification, or refiling does not result in indemnification obligation under Section 7.2(c).

(c) Tax Refunds. Any Taxes of the Company and its Subsidiaries for periods ending on or before the Closing Date or the pre-Closing portion of a Straddle Period (as determined pursuant to Section 7.2(c)(ii)) that are paid by the Shareholders or out of the Escrow Account pursuant to Section 7.2(c) and that are (i) later refunded to the Company or its Subsidiaries or (ii) credited against a Tax liability Parent, Company, or their affiliates for which the Shareholders are not liable pursuant to Section 7.2(c) shall promptly be paid over to the Shareholders, provided that the amount to be remitted to the Shareholders under this section shall be reduced by the net Tax cost or other costs to Parent or its affiliates (including the Company) resulting from the claim for or receipt of such refund or credit or from the adjustment that gave rise to such refund or credit.

(d) Cooperation. Parent and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 7.9 and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding (including records of any foreign affiliates of the Company that have engaged in any transaction with the Company) and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent and the Shareholders further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any governmental authority or any other or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby.

(e) Tax Contests. The provisions set forth in Section 7.7 shall apply to any disputes or contests relating to Tax matters, provided, however, that the Company Agent shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect the liability for Taxes of Parent, the Company or their subsidiaries for any period (or portion thereof) after the Closing Date without the prior written consent of Parent (which shall not be unreasonably withheld).

(f) Treatment of Indemnity Payments. Any indemnity payment made pursuant to this Agreement will be treated as an adjustment to Purchase Price for Tax purposes unless a determination (as defined in Section 1313 of the Code) causes such payment not to constitute an adjustment.

ARTICLE VIII

TERMINATION, EXPENSES, AMENDMENT AND WAIVER

8.1 Termination. Except as provided in Section 8.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether or not the Merger has been approved by the Shareholders:

(a) by mutual consent of the Company and Parent.

(b) by Parent if:

(i) if Parent is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Company or the Shareholders; or

(ii) if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would: (A) prohibit Parent or the Surviving Company’s ownership or operation of all or a portion of the business, assets or properties of the Company and its Subsidiaries or (B) compel Parent or the Surviving Company to dispose of or hold separate all or a portion of the business, assets or properties of Parent or the Company and its Subsidiaries as a result of or after the Merger; or

(c) by Parent or the Company if:

(i) the Closing has not occurred by October 15, 2003;

(ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or

(iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal.

(d) by the Company if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Parent or Merger LLC.

Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action. Notwithstanding anything in this Section 8.1, neither Parent nor Company may terminate this Agreement if such party is in material breach of its obligations hereunder and the Closing did not occur as a direct or indirect result of such material breach.

8.2 Effect of Termination. Each party’s right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger LLC or Company, or their respective officers, directors or shareholders; provided, however, that the provisions of Sections 5.3, 5.4, 5.8, 8.2, 8.3 and Article IX of this Agreement and the definitions of any defined terms used in such provisions shall remain in full force and effect and survive any termination of this Agreement; and provided further, that, notwithstanding any other provisions contained in this Agreement (including Section 7.5), in the event of a termination of this Agreement pursuant to the provisions of Section 8.1, (a) each party shall remain liable for any breaches of this Agreement prior to the termination hereof, and (b) as to any liability described in clause (a) above, the provisions of this Agreement establishing the Escrow Account and limiting the Parent’s rights to indemnification for certain matters to amounts in the Escrow Account (including the provisions of Section 7.5) shall not apply and shall not in any way limit or prevent Parent and its subsidiaries from pursuing any right, cause of action or remedy otherwise available to it including specific performance, injunction and other equitable relief to which they may be entitled as a result of any breach of this Agreement pursuant to Section 9.9 (all of which are cumulative and not exclusive).

8.3 Fees and Expenses. Except as otherwise expressly provided in Section 5.8, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including all Third Party Expenses incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

8.4 Amendment. Except as is otherwise required by applicable law this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed by the Company, Parent, Merger LLC and Shareholders holding a majority of the outstanding Company Common Stock.

8.5 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger LLC, on the one hand, and the Company, on the other, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and shall be binding on the Shareholders.

ARTICLE IX

GENERAL PROVISIONS

9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally or by commercial delivery service, (b) five (5) days after being deposited in the United States mail, with postage prepaid, by registered or certified mail (return receipt requested), or (c) on the first business day after being sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as such party shall specify by like notice):

(a) if to Parent or Merger LLC, to:

K2 Inc.

2051 Palomar Airport Road

Carlsbad, CA 92009

Attention: Monte Baier, Vice President and General Counsel

Facsimile No.: (760) 494-1052

with a copy (which shall not constitute notice) to Parent’s Counsel:

Gibson Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, California 90071-3197

Attention: Bradford P. Weirick, Esq.

Facsimile No.: (213) 229-6765

(b)      if to Company, to:

Worth, Inc.

2100 Jackson Street

Tullahoma, TN 37388

Attention: Robert Parish

Facsimile No.: (931) 454-9164

or to Company Agent, to:

Justin P. Wilson, Esq.

Waller Lansden Dortch & Davis, PLLC

511 Union Street, Suite 2100

Nashville, TN 37219-1760

Facsimile No.: (615)244-6804

with a copy (which shall not constitute notice) to the Company’s Counsel:

Waller Lansden Dortch & Davis, PLLC

Nashville City Center

511 Union Street, Suite 2100

Nashville, TN 37219-1760

Attention: Justin Wilson, Esq.

Facsimile No.: (615) 244-6804

(c)      if to the Shareholders:

to the Company Agent;

with a copy (which shall not constitute notice) to the Company’s Counsel at the address above.

(d)      if to the Escrow Agent, to:

the address specified in writing by the Escrow Agent upon

appointment and provided to the parties hereto;

with a copy (which shall not constitute notice) to the Company’s Counsel and Parent’s Counsel at the addresses above.

9.2 Interpretation and Definitions. Unless the context clearly indicates otherwise, (a) words of any gender include each other gender, (b) words using the singular number include the plural, and vice versa, (c) the terms “hereof,” “herein,” “hereby,” and derivate or similar words refer to this Agreement as a whole and not to any particular Article, Section or subsection, (d) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation,” (d) references to “best knowledge” mean a person will be deemed to have knowledge of a particular fact or other matter if: (i) that person is actually aware of that fact or matter or (ii) a prudent person could be expected to discover or otherwise become aware of the fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in the Agreement, (e) references to “person” include any individual, corporation, limited or general partnership, association, proprietorship, limited liability company, joint venture, trust, other business organization or Governmental Entity and (f) references to “affiliate” means a person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such person. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.3 Counterparts. This Agreement may be executed by facsimile signature and in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument. This Agreement shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

9.4 Entire Agreement; Assignment. This Agreement, the Disclosure Letter and the exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the respective subject matters hereof and thereof and supersede in their entirety any prior or contemporaneous oral or written discussions, negotiations, agreements or understandings between or among the parties with respect to such subject matter; (b) are not intended to and shall not confer upon any other person (including, those persons listed on any exhibits or schedules attached hereto or any Shareholders) any rights or remedies hereunder other than as expressly stated herein; and (c) may not be assigned by operation of law or otherwise without the prior written consent of each other party hereto, and any purported assignment in violation of this requirement shall be null and void ab initio. Subject to the preceding sentence, this Agreement shall be binding on and inure to the benefit of, and is enforceable by, the respective parties hereto and their respective successors, permitted assigns, heirs, executors and administrators.

9.5 Severability. If any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the express intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6 Remedies; Exercise of Rights. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy available to such party hereunder or at law or in equity, and the exercise by any party of any one remedy at any time will not preclude the exercise of any other remedy at the same time, at another time, or in different circumstances. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof shall preclude any other, further or fuller exercise thereof or the exercise of any other right, power or privilege.

9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflicts or choice of law principles.

9.8 Arbitration.

(a) Any controversy, dispute or claim arising under this Agreement shall be settled by arbitration conducted in Delaware in accordance with the then existing Commercial Arbitration Rules of the American Arbitration Association, and judgment upon any award rendered by the arbitrator may be entered by any federal or state court having jurisdiction thereof. The decision of the arbitrator shall be final and binding upon the parties. The arbitrator shall be authorized to award any relief, whether legal or equitable, to the party so entitled to such relief.

(b) In respect of any action, suit or other proceeding relating to the enforcement of the award rendered by the arbitrator pursuant to this Section 9.8, each party hereby irrevocably submits to the non-exclusive jurisdiction of any state or federal court located in the State of Delaware. EACH PARTY HEREBY WAIVES ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS, TO ASSERT THAT IT IS NOT SUBJECT TO THE JURISDICTION OF THE AFORESAID COURTS, OR TO OBJECT TO VENUE TO THE EXTENT THAT ANY ACTION, SUIT OR OTHER PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 9.8.

9.9 Specific Performance. The parties acknowledge and agree that any failure of any party to perform its agreements and obligations hereunder or contemplated hereby will cause irreparable injury to the other parties, for which damages, even if available, will not provide an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder other than with respect to the payment of money with respect to indemnification claims for Losses as to which Parent has recourse against the Escrow Account.

9.10 Rules of Construction. The parties have participated jointly in the negotiation and drafting of this Agreement and each Ancillary Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the applicable Ancillary Agreements shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions hereof or thereof.

Accordingly, each party understands and agrees that the common law principles of construing ambiguities against the drafter (or those contained in Section 1654 of the California Civil Code or the principles reflected therein) shall have no application to this Agreement or any Ancillary Agreement. Each party hereto acknowledges and agrees that such party has had a full and complete opportunity to review this Agreement and each Ancillary Agreement, to make suggestions or changes to their terms and to seek independent legal and other advice in connection herewith and therewith.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

WORTH, INC., a Tennessee corporation		K2 INC., a Delaware corporation

By:	/s/ ROBERT M. PARISH	By:	/s/ JOHN J. RANGEL
Name:	Robert M. Parish	Name:	John J. Rangel
Title:	President and CEO	Title:	Senior Vice President and CFO

COMPANY AGENT		WOCA ACQUISITION LLC, a Delaware limited liability company

By:	/s/ JUSTIN P. WILSON	By:	/s/ JOHN J. RANGEL
Name:	Justin P. Wilson	Name:	John J. Rangel
		Title:	Senior Vice President-Finance

COMPANY SHAREHOLDER		COMPANY SHAREHOLDER

By:	/s/ JOHN PARISH, SR.	By:	/s/ JOHN PARISH, JR.
Name:	John Parish, Sr.	Name:	John Parish, Jr.

COMPANY SHAREHOLDER		COMPANY SHAREHOLDER

By:	/s/ CHARLES PARISH	By:	/s/ ROBERT M. PARISH
Name:	Charles Parish	Name:	Robert M. Parish